EXECUTION VERSION

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and between

PAR PHARMACEUTICAL COMPANIES, INC.,

on the one hand,

and

Sky Growth Holdings Corporation

and

Sky Growth Acquisition Corporation,

on the other hand

Dated as of July 14, 2012

(continued)

i

(continued)

ii

(continued)

iii

(continued)

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 14, 2012 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules hereto, this “Agreement”), is entered into by and among Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company”), Sky Growth Holdings Corporation, a Delaware corporation (“Parent”), and Sky Growth Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties intend that Merger Sub will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of the Company and Merger Sub has approved and declared advisable the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company the Guarantee of Sponsor (each as defined below), pursuant to which Sponsor has guaranteed certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, Parent has adopted this Agreement and approved the transactions contemplated hereby as the parent and sole stockholder of Merger Sub; and

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions. As used in this Agreement the following terms have the following respective meanings:

“2004 Performance Equity Plan” means the Company’s 2004 Performance Equity Plan (Amended and Restated, as of May 24, 2005).

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall expressly provide that compliance by the Company with any provision of this Agreement (including Section 7.6) is not prohibited.

“Acquisition Proposal” means, with respect to the Company, any offer, inquiry or proposal relating to any transaction or series of related transactions involving: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of greater than 25% of the outstanding capital stock of the Company , or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning greater than 25% of the outstanding capital stock of the Company; (b) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice) or other disposition of 25% or more (based on the fair market value thereof) of the assets (including through the acquisition of Subsidiaries owning such assets) of the Company and all of its Subsidiaries, taken as a whole; or (c) any merger, consolidation, business combination, equity purchase, recapitalization or similar transaction involving the Company or any of its Subsidiaries that would result in the effect of (a) or (b) (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Acquisition Proposal Documentation” has the meaning set forth in Section 7.6(e).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capitalization Date” has the meaning set forth in Section 4.3(a).

“Certificate” means a certificate that, immediately prior to the Effective Time, represents shares of Company Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change of Recommendation” has the meaning set forth in Section 7.6(e).

“Claim” means any threatened, asserted, pending or completed Legal Proceeding, whether instituted by the Company, any Governmental Entity or any other Person, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to an Indemnified Party’s duties or services as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing DSU Consideration” has the meaning set forth in Section 2.10(e).

“Closing Equity Award Consideration” means (a) the aggregate Closing Option Consideration; (b) the Closing PSU Consideration, (c) the Closing RSU Consideration, and (d) the Closing DSU Consideration, in each case that may be payable to a Company Equity Award Holder pursuant to and in accordance with the terms of this Agreement.

“Closing Option Consideration” means, with respect to a holder of Company Options, an amount in cash equal to (a) (i) the Merger Consideration minus (ii) the exercise price per share attributable to such Company Option, multiplied by (b) the total number of Shares issuable upon exercise in full of such Company Option; the product of (a) and (b) rounded to the nearest whole cent and computed after aggregating cash amounts for all shares of Company Options held by such Company Optionholder immediately prior to the Effective Time.

“Closing PSU Consideration” has the meaning set forth in Section 2.10(b).

“Closing RSU Consideration” has the meaning set forth in Section 2.10(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means any material employee benefit plan as defined in Section 3(3) of ERISA, and all other material bonus, stock option, stock appreciation right, stock purchase, restricted stock, stock unit, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, change-in-control, employment or other service agreement, arrangement, plan, policy or program with or covering any current or former employee, officer, director, consultant or other service provider and any other benefit plan, program, policy, agreement or arrangement with respect to which the Company or any of its Subsidiaries currently has any material obligation or material liability that is currently being maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director, consultant or other service provider of the Company or any of its Subsidiaries, other than any such benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States the terms of which are prescribed by applicable Law.

“Company Board” means the Board of Directors of the Company.

“Company By-Laws” has the meaning set forth in Section 2.6.

“Company Charter” has the meaning set forth in Section 2.5.

“Company Common Stock” means issued and outstanding shares of common stock, par value $0.01 per share, of the Company, whether or not subject to any purchase right in favor of the Company or other restrictions.

“Company Disclosure Letter” means the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub and delivered to Parent concurrently herewith, which Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement.

“Company Equity Award” means any of the following: (a) a Company Option; (b) a Company RSU; (c) a Company PSU; (d) a Director Stock Unit; (e) a Company Restricted Share; or (f) an option under the Company ESPP.

“Company Equity Award Holder” means a holder of a Company Equity Award.

“Company Equity Plan” means the 2004 Performance Equity Plan, the Company’s 2012 Omnibus Incentive Plan, the Company’s 2001 Performance Equity Plan, the Company’s Amended and Restated 1997 Directors’ Stock and Deferred Fee Plan and the Company’s 1997 Directors’ Stock Option Plan.

“Company ESPP” means the 1989 Employee Stock Purchase Program of the Company, as amended and restated effective January 1, 2008.

“Company Financial Advisor” has the meaning set forth in Section 4.4(b).

“Company Intellectual Property” has the meaning set forth in Section 4.14.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, development, fact, circumstance, occurrence or change that (i) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or (ii) has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, solely with respect to clause (ii) above, that none of the following, and no effect, change, event, development, fact, circumstance or occurrence arising out of, or resulting from, any of the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (a) changes in the market price or trading volume of Company Common Stock; (b) changes in conditions in the U.S., foreign or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of its Subsidiaries does business; (d) general market or economic conditions in the industries in which the Company or any of its Subsidiaries participates; (e) changes in Law or GAAP, or the interpretation thereof, after the date hereof; (f) the negotiation, execution, announcement, pendency or performance of or compliance with (other than the performance of, or compliance with, the Company’s or any Company Subsidiary’s obligations under Section 6.1; provided that this parenthetical shall not apply with respect to (x) any action taken by the Company or its Subsidiaries that is described in Section 6.1 that was taken at Parent's written request or upon Parent's advance written consent or (y) the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement to the extent Parent fails to give its consent thereto after a written request therefore pursuant to Section 6.1) the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors or employees and including any Legal Proceeding made, brought or threatened by or on behalf of any Company Stockholder arising out of or related to this Agreement or any of the transactions contemplated hereby (provided that the provisions of this clause (f) shall not apply to the representations and warranties set forth in Section 4.5); (g) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (h) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, floods, or other natural disasters; (i) changes in any analyst’s recommendation, any financial strength or credit rating or any other recommendation or rating as to the Company or any of its Subsidiaries (including, in and of itself, any failure to meet analyst projections); (j) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target; (k) any Legal Proceeding or Order the basis for which is a claim for patent infringement related to the submission of Abbreviated New Drug Application number 078966 to the FDA (l) the investigation by the Department of Justice regarding the Company’s marketing of Megace® ES; (m) any action by Parent or any of its Affiliates, or the omission of an action that was required to be taken by Parent or any of its Affiliates pursuant to the terms of this Agreement; (n) any change resulting or arising from the identity of Parent, Merger Sub or any of their respective affiliates; or (o) any action taken by the Company or any Company Subsidiary required by this Agreement or with the written consent of Parent or Merger Sub; provided, however, that effects, events, developments, facts, circumstances, occurrences or changes referred to in clauses (b), (c), (d), (e), (g) and (h) above may be taken into account in determining whether there has been a Company Material Adverse Effect to the extent such effects, events, developments, facts, circumstances, occurrences or changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company or any such Subsidiary participates, in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect. For the avoidance of doubt, any underlying effect, event, development, fact, circumstance, occurrence or change which results in the effect of (a), (i) or (j) (if not otherwise falling within any of the exceptions provided in clauses (b), (c), (d), (e), (f), (g), (h), (k), (l), (m), (n) and (o) hereof) may constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur.

“Company Option” means an option to purchase shares of Company Common Stock issued under a Company Equity Plan.

“Company Optionholder” means a holder of Company Options.

“Company PSU” means a restricted share unit payable in Shares or whose value is determined with reference to the value of Shares issued under a Company Equity Plan that is subject to vesting or other provisions that are wholly or partially dependent on the achievement of performance goals or objectives.

“Company Recommendation” has the meaning set forth in Section 7.1(d).

“Company Required Vote” has the meaning set forth in Section 4.4(a).

“Company Restricted Share” means a Share issued subject to vesting or other lapse restrictions under a Company Equity Plan.

“Company RSU” means a restricted share unit payable in Shares or whose value is determined with reference to the value of Shares issued under a Company Equity Plan that is, or at the time of grant was, subject to vesting without regard to the achievement of performance goals or objectives, other than any such restricted share unit issued under the Company’s 1997 Directors’ Stock and Deferred Fee Plan or pursuant to Article 8 of the Company’s 2012 Omnibus Incentive Plan.

“Company SEC Reports” means any and all reports, schedules, forms, statements and other documents filed with, or furnished to, the SEC by the Company.

“Company Stockholder” means any beneficial and record holder of Company Common Stock as of immediately prior to the Effective Time.

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(d).

“Company Subsidiary” means a Subsidiary of the Company.

“Company Termination Fee” has the meaning set forth in Section 9.3(a).

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) such Required Information is compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information required by Regulation S-X Rule 3-09, Rule 3-10 and Rule 3-16 and Item 402(b) of Regulation S-K) for offerings of debt securities on a registration statement on Form S-1 (other than provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities), (iii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iv) any interim quarterly financial statements included in such Required Information have been reviewed by the Company’s independent auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722, (v) the Company’s auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Offering Documents, and such auditors have confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period and (vi) the financial statements and other financial information (excluding information required by Regulation S-X Rule 3-09, Rule 3-10 and Rule 3-16 and Item 402(b) of Regulation S-K) included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC throughout and on each day during the Marketing Period and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Offering Documents, in order to consummate any offering of debt securities on any day of the Marketing Period, subject to the completion by such accountants of customary procedures relating thereto.

“Confidentiality Agreement” has the meaning set forth in Section 7.2(b).

“Consents” has the meaning set forth in Section 7.3(b).

“Continuing Employees” has the meaning set forth in Section 7.4(a).

“Contract” means any written agreement, contract, purchase order, sales order or other legally binding commitment or other arrangement.

“Credit Agreement” means the Credit Agreement, dated as of November 17, 2011, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, U.S. Bank National Association and PNC Bank National Association as Co-Syndication Agents, DNB NOR Bank ASA and SunTrust Bank as Co-Documentation Agents, and J.P. Morgan Securities LLC, U.S. Bank National Association and PNC Bank Capital Markets LLC as Joint Lead Arrangers.

“Cut-off Date” has the meaning set forth in Section 7.6(b).

“D&O Indemnified Party” has the meaning set forth in Section 7.5(b).

“Damages” means losses, costs, damages, liabilities, Taxes, claims, suits, proceedings, judgments and amounts paid in settlement.

“DEA” means the U.S. Drug Enforcement Administration.

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitment” has the meaning set forth in Section 5.7.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Director Stock Unit” means a restricted share unit or deferred share unit, in each case, payable in Shares or whose value is determined with reference to the value of Shares issued under either the Company’s 1997 Directors’ Stock and Deferred Fee Plan or pursuant to Article 8 of the Company’s 2012 Omnibus Incentive Plan that is, or at the time of grant was, subject to vesting without regard to the achievement of performance goals or objectives or fully vested at the time of grant.

“Dissenting Shares” has the meaning set forth in Section 2.9(b).

“Divestiture Action” has the meaning set forth in Section 7.3(c).

“DOJ” means the U.S. Department of Justice, including the Antitrust Division thereof.

“Effective Time” has the meaning set forth in Section 2.2.

“End Date” has the meaning set forth in Section 9.1(c).

“Environmental Law” means any Law relating to pollution or the protection of the environment or natural resources.

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitment” has the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be considered a single employer with the Company or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning set forth in Section 3.1.

“Excluded Party” means any Person or group of Persons from whom the Company, any of its Subsidiaries or any of its or their respective Representatives receives a written Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes or could reasonably be expected to lead to a Superior Proposal.

“Excluded Shares” has the meaning set forth in Section 2.9(c).

“Fairness Opinion” has the meaning set forth in Section 4.4(b).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“Filed SEC Documents” has the meaning set forth in Article IV.

“Final Investment Date” has the meaning set forth in Section 2.10(f).

“Financing” has the meaning set forth in Section 5.7.

“Financing Commitments” has the meaning set forth in Section 5.7.

“Financing Sources” has the meaning set forth in Section 5.7.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any applicable foreign, federal or state court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction.

“Guarantee” has the meaning set forth in Section 5.8.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person: (a) for borrowed money (including obligations in respect of drawings under overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contracts or agreements, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), (d) under capital leases (in accordance with GAAP), (e) in respect of outstanding letters of credit and bankers’ acceptances or (f) for contracts or agreements relating to interest rate or currency rate protection, swap agreements, collar agreements and similar hedging agreements.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Intellectual Property” means (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof and (d) confidential and proprietary information, including trade secrets and know-how.

“IRS” means the United States Internal Revenue Service and any successor thereto.

“Knowledge of Parent” or words of similar import means the actual knowledge of the individuals named in Section 1.1(a) of the Company Disclosure Letter.

“Knowledge of the Company” or words of similar import means the actual knowledge of the individuals named in Section 1.1(b) of the Company Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Lease” has the meaning set forth in Section 4.19(b).

“Leased Facility” has the meaning set forth in Section 4.19(b).

“Legal Proceeding” means any lawsuit, judicial or administrative proceeding, arbitration, prosecution, formal investigation, demand letter, warning letter or notice of violation, in each case by, from or before a Governmental Entity.

“Lenders” has the meaning set forth in Section 5.7.

“Lien” means any lien, mortgage, pledge, security interest, deed of trust, hypothecation, transfer restriction or other encumbrance.

“Marketing Period” means the first period of 17 consecutive Business Days after the date of this Agreement throughout which (i) Parent shall have all of the Required Information and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (ii) the conditions set forth in Sections 8.1 and 8.2 shall be satisfied or waived (other than (x) the condition set forth in Section 8.1(a), which must be satisfied no later than four Business Days prior to the end of the Marketing Period and (y) those conditions that by their nature can only be satisfied at the Closing) and nothing shall have occurred and no condition shall exist that would cause any of such conditions to fail to be satisfied assuming that the Closing Date were to be scheduled for any time during such 17 consecutive Business Day period; provided, that the Marketing Period shall commence no earlier than September 4, 2012; provided further that the Marketing Period shall end on any earlier date on which the full amount of all Debt Financing is funded. Notwithstanding anything to the contrary in this definition, the “Marketing Period” shall not commence and shall be deemed not to have commenced (A) prior to the mailing of the Proxy Statement or (B) if on or prior to the completion of such 17 consecutive Business Day period, (x) the Company has publicly announced its intention to, or determines that it must, restate any material historical financial statements or material financial information included in the Required Information or any such restatement is under consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed, the applicable Required Information has been amended and updated, and the requirements in clauses (i) and (ii) above would be satisfied throughout and on the last day of such new 17 consecutive Business Day period, (y) any Required Information would not be Compliant at any time during such 17 consecutive Business Day period (it being understood that if any Required Information provided at the initiation of the Marketing Period ceases to be Compliant during such 17 consecutive Business Day period, then the Marketing Period shall be deemed not to have commenced), or (z) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained in the Required Information or incorporated therein by reference unless and until all such reports have been filed, the applicable Required Information has been amended and updated, and the requirements in clauses (i) and (ii) above would be satisfied throughout and on the last day of such new 17 consecutive Business Day period; provided, that it is understood that if the condition contained in clause (x) of the parenthetical to clause (ii) above is not satisfied as of the date set forth in such clause, the Marketing Period shall not recommence but shall continue, subject to the other provisions of this sentence, until the fourth Business Day after the condition set forth in Section 8.1(a) is satisfied.

“Material Contract” has the meaning set forth in Section 4.17.

“Merger” means the merger of Merger Sub with and into the Company on the terms set forth in this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.9(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Most Recent Balance Sheet” means the Company’s most recent consolidated balance sheet included in the Company SEC Reports as of the date of this Agreement.

“No-Shop Period Start Date” has the meaning set forth in Section 7.6(a).

“NYSE” has the meaning set forth in Section 4.5(b).

“Offering Documents” has the meaning set forth in Section 7.10(f).

“Order” means any order, writ, injunction, judgment or decree of any Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any effect, event, development or change that would reasonably be expected to prevent, or materially impede or delay, Parent or Merger Sub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Parent Plans” has the meaning set forth in Section 7.4(a).

“Parent Related Parties” has the meaning set forth in Section 10.9(b)(i).

“Parent Termination Fee” has the meaning set forth in Section 9.3(b).

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 3.1.

“Permit” means any approval, permit, license, certificate, franchise, registration or other authorization issued, granted or given by any Governmental Entity or pursuant to any Law, including the Regulatory Approval(s).

“Permitted Lien” means any (a) Lien publicly disclosed in the Filed SEC Documents filed prior to the date hereof; (b) Lien disclosed in Section 1.2 of the Company Disclosure Letter; (c) Lien for Taxes not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (d) encumbrance or imperfection of title, if any, that is not, individually or in the aggregate, material in amount or does not, individually or in the aggregate, materially detract from the value, marketability or utility of the properties to which it relates and does not materially interfere with the present or proposed use of such properties or otherwise materially impair the operation of such properties; (e) Lien imposed or promulgated by Laws with respect to real property and improvements, including zoning, planning, entitlement and other land use and environmental regulations promulgated by Governmental Entities; (f) mechanics’, carriers’, workmen’s, repairmen’s and similar statutory or common law Liens incurred in the ordinary course of business; (g) title of a lessor under a capital or operating lease; (h) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, social security Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (i) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries; and (j) Liens discharged at or prior to the Effective Time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity, including a Governmental Entity.

“Proxy Statement” has the meaning set forth in Section 4.13.

“Real Estate” has the meaning set forth in Section 4.19(a).

“Regulatory Approval(s)” means the respective authorizations, approvals, permits, licenses, certificates, registrations, applications, clearances, consents, qualifications and other rights held by or for the benefit of the Company or any Company Subsidiary from the FDA, DEA and all other applicable Governmental Entities to research, develop, manufacture, distribute, store, transport, market and sell its products.

“Reporting Date” means March 30, 2012.

“Representatives” of a Person means such Person’s officers, directors, financial advisors, attorneys, accountants, agents and other representatives.

“Required Information” has the meaning set forth in Section 7.10(f).

“Rights Plan” means the Company’s Rights Agreement, dated as of October 27, 2004, between the Company and American Stock Transfer & Trust Company, as Rights Agent.

“SEC” has the meaning set forth in Section 4.7(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means the outstanding shares of Company Common Stock.

“Solvent,” with respect to any Person, means that, as of any date of determination, (a) the amount of “fair saleable value” of the assets of such Person will, as of such date, exceed the value of “all liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of insolvency of debtors, (b) following such date, such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due; and (c) such Person will be able to pay its liabilities, including contingent liabilities, as they mature.

“Sponsor” means TPG Partners VI, L.P.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such Person for financial reporting purposes.

“Superior Proposal” means a bona fide written Acquisition Proposal the terms of which the Company Board or any committee thereof determines in good faith (after consultation with its financial advisors and legal counsel) is (A) more favorable to the holders of Company Common Stock than those set forth in this Agreement (taking into account any revisions to the terms of the Agreement proposed by Parent in response to such proposal or otherwise) and (B) reasonably likely to be consummated in accordance with its terms, taking into account any legal, financial, regulatory or other aspects of the proposal, including the Person or group making the Acquisition Proposal and any break-up fee, expense reimbursement provisions, conditions to consummation and financing terms. For purposes of this definition, the references in the definition of “Acquisition Proposal” to 25% shall be deemed to be 50%.

“Surviving Company” has the meaning set forth in Section 2.1.

“Takeover Statute” has the meaning set forth in Section 4.20(b).

“Tax” means any tax, charge, levy or other assessments imposed by any United States federal, state, local or foreign taxing authority, including income, profits, gross receipts, use, ad valorem, customs, duty, severance, license, employment, severance, stamp, occupation, estimated, escheat, excise, property, sales, transfer, franchise, payroll, withholding, social security, environmental, or any other similar taxes, charges, levies or assessments, including any interest or penalties attributable thereto, in each case whether disputed or not.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, and any amendments or supplements to any of the foregoing.

“Termination Date” has the meaning set forth in Section 9.1.

“Top Pipeline Products” has the meaning set forth in Section 1.1(c) of the Company Disclosure Letter.

Section 1.2           Construction; Interpretation.

(a)          For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules and other attachments, without reference to a document, are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (vii) any reference in this Agreement to $ or dollars shall mean U.S. dollars; and (viii) the words “made available to Parent” and words of similar import refer to documents (A) posted to the Intralinks DataSite by or on behalf of the Company or (B) delivered in person or electronically to Parent, Merger Sub or its representatives and advisors.

(b)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(c)          Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement. No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective Subsidiaries, Affiliates or Representatives to take any action that would violate or conflict with any Law.

ARTICLE II

THE MERGER

Section 2.1           The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”). The Company shall be the surviving corporation (the “Surviving Company”) of the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 2.2           Effective Time. The Merger shall become effective upon the filing of a certificate of merger (the “Certificate of Merger”), executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL, which shall be filed with the Secretary of State of the State of Delaware as promptly as reasonably practicable on the Closing Date. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective as provided by the Certificate of Merger and otherwise in accordance with the DGCL.

Section 2.3           Effects of the Merger. From and after the Effective Time, the Merger shall have the effects and consequences set forth in Section 259 of the DGCL and as provided in this Article II.

Section 2.4           Closing of the Merger. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 51 W. 52nd St., New York, New York, 10019 at 10:00 a.m. on a date to be specified by the Parties, which date shall be as soon as reasonably practicable (but in any event no later than the second Business Day) after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VIII, other than those conditions that, by their terms, are to be satisfied at the Closing (but subject to the satisfaction or waiver of such conditions), or at such other location or on such other date or time as the Parties may mutually agree in writing (the date on which the Closing actually takes place, the “Closing Date”); provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VIII at such time, the Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company, (b) the next Business Day after the final day of the Marketing Period or (c) such other date, time or place as agreed to in writing by Parent and the Company.

Section 2.5           Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior thereto (the “Company Charter”) shall be amended so as to read in its entirety as set forth on Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.6           By-Laws. At the Effective Time, the By-Laws of the Company as in effect immediately prior thereto (the “Company By-Laws”) shall be amended so as to read in their entirety as set forth on Exhibit B and, as so amended, shall be the by-laws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 2.7          Board of Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Company and applicable Law, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

Section 2.8          Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed (as the case may be) and qualified.

Section 2.9          Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or any Company Stockholder:

(a)          All shares of Company Common Stock owned by the Company (including treasury shares), Merger Sub or any direct or indirect Subsidiary of any of them (and other than shares owned by Parent and shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for any portion of the Merger Consideration.

(b)          All shares of Company Common Stock owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall be cancelled and retired and shall not be exchanged for any portion of the Merger Consideration, but shall represent only the right to receive payment in accordance with Section 3.2(g); provided, however, that if any such stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under such Section 262, then the right of such stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 2.9(c).

(c)          Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares cancelled pursuant to Section 2.9(a) and Section 2.9(b), which are hereinafter referred to as “Excluded Shares”) shall be converted into and become the right to receive an amount in cash equal to $50.00, without interest, payable to the holder thereof in accordance with Article III (the “Merger Consideration”). At the Effective Time, all such Shares that have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

(d)          At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid share of common stock, par value $0.01 per share, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company.

Section 2.10        Treatment of Company Options and Other Stock-Based Awards.

(a)          Company Options. Parent shall not assume any Company Options. Each Company Option outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, as of immediately prior to the Effective Time, automatically become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted, without any action on the part of Parent, the Company or the Company Optionholder, into the right to receive a cash payment, without interest, equal to the Closing Option Consideration, payable by the Surviving Company in accordance with the terms of the Company Option and the respective Company Equity Plan as soon as reasonably practicable following the Effective Time. Such payment shall be reduced by any applicable Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Options to the extent paid over to the applicable Tax authority. For the avoidance of doubt, all Company Options with an exercise price greater than the Merger Consideration will be cancelled at the Effective Time and the holders of such Company Options will not have any right to receive any consideration in respect thereof.

(b)          Company PSUs. Parent shall not assume any Company PSU. Each Company PSU outstanding as of immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, automatically become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted, without any action on the part of Parent, the Company or the holder of the Company PSU, into the right to receive, a cash payment, without interest, equal to the product of (i) the total number of Shares set forth opposite each such holder’s name in Section 2.10(b) of the Company Disclosure Letter, and (ii) the Merger Consideration (the “Closing PSU Consideration”). Such payment will be made by the Surviving Company in accordance with the terms of the Company PSU and the applicable Company Equity Plan as soon as reasonably practicable following the Effective Time and shall be reduced by any applicable Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company PSU to the extent paid over to the applicable Tax authority. As of the Effective Time, all Company PSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company PSU shall cease to have any rights with respect thereto, except the right to receive the consideration payable in accordance with this Section 2.10(b).

(c)          Company RSUs. Parent shall not assume any Company RSU. Each Company RSU outstanding as of immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, automatically become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted into the right to receive, without any action on the part of Parent, the Company or the holder of the Company RSU, a cash payment, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration (the “Closing RSU Consideration”). Such payment will be made by the Surviving Company in accordance with the terms of the Company RSU and the applicable Company Equity Plan as soon as reasonably practicable following the Effective Time and shall be reduced by any applicable Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company RSU to the extent paid over to the applicable Tax authority. As of the Effective Time, all Company RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the consideration payable in accordance with this Section 2.10(c)

(d)          Company Restricted Shares. Parent shall not assume any Company Restricted Share. Each Company Restricted Share outstanding as of immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, automatically become fully vested and free of any forfeiture restrictions, and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Company Restricted Share. Such payment will be made by the Company in accordance with the terms of the Company Restricted Share and the applicable Company Equity Plan and shall be reduced by any applicable Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Restricted Shares to the extent paid over to the applicable Tax authority.

(e)          Director Stock Units. Parent shall not assume any Director Stock Units. Each award of Director Stock Units outstanding as of immediately prior to the Effective Time shall, as of immediately prior to the Effective Time, automatically become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted into the right to receive, without any action on the part of Parent, the Company or the holder of the Director Stock Units, a cash payment, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to such Director Stock Units immediately prior to the Effective Time and (ii) the Merger Consideration (the “Closing DSU Consideration”). Such payment shall be made as soon as reasonably practicable following the Effective Time and shall be reduced by any applicable Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Director Stock Units to the extent paid over to the applicable Tax authority. As of the Effective Time, all Director Stock Units shall no longer be outstanding and shall automatically cease to exist, and each holder of a Director Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration payable in accordance with this Section 2.10(e).

(f)          Employee Stock Purchase Plan. As soon as practicable following the date hereof, the Company shall take all actions necessary to (a) terminate the Company ESPP as of immediately prior to the Effective Time, (b) provide that participants may not increase their payroll deductions or purchase elections prospectively, (c) provide that no purchase period or offering period shall commence under the Company ESPP following the date hereof, and (d) provide that the rights of participants in the Company ESPP with respect to any offering period in effect on the date hereof under the Company ESPP shall be determined by treating a Business Day to be determined by Company that is prior to the Closing Date as the last day of such offering period (the “Final Investment Date”) and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP. Any shares of Company Common Stock acquired prior to or on the Final Investment Date shall be treated as outstanding shares of Company Common Stock for purposes of Section 2.9.

(g)          Notwithstanding the foregoing, to the extent agreed by Parent and any holder of Shares or Company Equity Awards, such Shares or Company Equity Awards shall be contributed to Parent by such holder immediately prior to the Effective Time and shall not be converted into the right to receive the Merger Consideration.

(h)          At or prior to the Effective Time, the Company shall take all actions necessary (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof and amending any Company Equity Plan) to effectuate the treatment of Company Equity Awards contemplated by this Section 2.10 and to terminate each Company Equity Plan as of the Effective Time. The Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all resolutions and other written actions as may be required to effectuate the provisions of Section 2.10.

ARTICLE III

EXCHANGE OF SHARES AND PAYMENT OF MERGER CONSIDERATION

Section 3.1           Payment of Merger Consideration. Prior to the Effective Time, Parent shall (a) designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article III and, in connection therewith, shall prior to the Closing Date enter into an agreement with the Paying Agent in a customary form reasonably acceptable to the Company, (b) deposit, or cause to be deposited, with the Paying Agent in a separate fund (the “Exchange Fund”), for the benefit of Company Stockholders, an amount in cash sufficient to pay the aggregate Merger Consideration, and (c) instruct the Paying Agent to timely pay the Merger Consideration in accordance with this Agreement. The Merger Consideration deposited with the Paying Agent pursuant to this Section 3.1 shall be invested by the Paying Agent as directed by Parent; provided, however, that (i) the Paying Agent shall not make any investment other than in (A) interest-bearing time deposits or short-term negotiable certificates of deposit (with maturities of 30 days or less) in a commercial bank having a combined capital and surplus of at least $10,000,000,000 and short-term deposit ratings of at least P-1 (Moody’s) and A-1 (Standard & Poor’s), (B) short-term obligations (with maturities of 90 days or less) of or guaranteed by the United States Treasury or another government agency or (C) money market funds substantially all the assets of which consist of cash and securities or other obligations of the types described in the preceding clauses (A) and (B) and (ii) any such investment or any payment of earnings from any such investment shall not delay the receipt by Company Stockholders of any portion of the Merger Consideration or otherwise impair such Company Stockholders’ rights under this Agreement. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to the Surviving Company. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.9(c) and Section 2.10, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount equal to such deficiency. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein. The Paying Agent shall be required to hold the Exchange Fund for the benefit of the Company Stockholders and promptly make the payments provided for in Article II. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Laws. Amounts so withheld and paid over to the appropriate Tax authority shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Surviving Company or Parent, as the case may be, made such deduction and withholding.

Section 3.2           Exchange of Shares

(a)          As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day thereafter, Parent shall instruct the Paying Agent to mail to each registered holder of a Certificate (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as the Company and Parent may reasonably agree prior to the Closing Date) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for payment of the Merger Consideration into which the number of Shares previously represented by such Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of Certificate(s) to the Paying Agent for cancellation, together with a properly completed and duly executed letter of transmittal (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate(s) shall be entitled to receive in exchange therefor the amount of the Merger Consideration that such holder has the right to receive pursuant to the provisions of Article II, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(b)          If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate(s) surrendered in exchange therefor, it shall be a condition to such payment that the Certificate(s) so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate(s) or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article III, without interest.

(c)          The Merger Consideration paid in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock not in violation of the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. As of the Effective Time, there shall be no transfers in the stock ledgers of the Company of Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(d)          Any portion of the Exchange Fund that remains unclaimed by the Company’s Securityholders as of the first anniversary of the Effective Time shall be returned to Parent. All Company Stockholders shall thereafter look only to Parent for payment of the Merger Consideration payable to such Company Stockholder at the Effective Time as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent, Merger Sub or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, reasonably acceptable to the Paying Agent, by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(f)          Without limiting the other provisions of the Agreement, (i) in the event that the number of shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock issued and outstanding prior to the Effective Time changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, issuance pursuant to the Rights Plan, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change and (ii) if any Rights (as defined in the Rights Plan) are exercised or any dividends or distributions are made, set aside, paid or declared with respect to the Company’s Series A Junior Preferred Participating Stock, then the Merger Consideration shall be equitably adjusted to reflect such change, in each case such that the aggregate consideration payable (taking into account such stock splits, combinations, dividends or distributions) to stockholders is the same as prior to such event.

(g)          Except as provided in Section 2.9(b), each Company Stockholder who has perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL shall otherwise be entitled to receive only the payment provided by such Section 262 with respect to the Dissenting Shares owned by such Company Stockholder.  The Company shall give Parent (i) prompt notice of any demand for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company Stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights (or offers or attempts to settle the same) under Section 262 of the DGCL.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer or attempt to settle, any such demand for appraisal, or agree to do any of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Reports, in each case that the Company has filed with or furnished to the SEC on or after December 31, 2010 and prior to the date of this Agreement (collectively, the “Filed SEC Documents”), other than information that is contained under the captions “Risk Factors” or “Forward-Looking Statements,” or (b) as disclosed in the Company Disclosure Letter (it being acknowledged by Parent and Merger Sub that a disclosure of information in any section of the Company Disclosure Letter shall be deemed to qualify or apply to each other section in this Article IV to the extent that it is reasonably apparent that such disclosure is relevant to such other section(s)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1           Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter and the Company By-Laws are included in the Company SEC Reports.

Section 4.2           Subsidiaries.

(a)          Each of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, is set forth in Section 4.2(a) of the Company Disclosure Letter. Each Subsidiary of the Company is a duly formed, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company. All of such shares and other equity interests so owned by the Company were validly issued and are fully paid (and, in the case of shares of capital stock, nonassessable) and are owned by the Company free and clear of all Liens, other than Permitted Liens. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Company Subsidiary. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Company Subsidiary or dividends paid thereon. Except for its interest in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock interest, equity membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 4.3           Capitalization.

(a)          The authorized capital stock of the Company consists of 90,000,000 shares of common stock, par value $0.01 per share, and 6,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”), of which 1,000,000 shares of Company Preferred Stock were designated by the Company Board as Series A Junior Participating Preferred Stock and are issuable upon exercise of the rights (the “Company Rights”) issued pursuant to the Rights Plan. As of the close of business on June 30, 2012 (the “Capitalization Date”), there were (i) 39,989,734 shares of Company Common Stock outstanding (including 241,731 Company Restricted Shares); (ii) 2,340,937 shares of Company Common Stock reserved for future issuance pursuant to outstanding Company Options, 335,962 shares of Company Common Stock reserved for future issuance pursuant to Company RSUs, 215,198 shares of Company Common Stock reserved for future issuance pursuant to Director Stock Units and 50,876 shares of Company Common Stock reserved for future issuance pursuant to Company PSUs (assuming the achievement of any applicable performance goals or objectives) and purchase rights with respect to approximately 2,000 shares of Company Common Stock granted pursuant to the Company ESPP (assuming that all participants in the Company ESPP as of the date hereof continue to participate through the next regularly scheduled Investment Date (as such term is defined in the Company ESPP) and determined using the Merger Consideration); and (iii) 3,229,853 shares of Company Common Stock held in the Company’s treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Section 4.3(a) of the Company Disclosure Letter contains a correct and complete list, as of June 30, 2012, of Company Options, Company RSUs, Director Stock Units and Company PSUs and purchase rights granted under the Company ESPP, including the holder, date of grant, number of Shares, and, where applicable, exercise price.

(b)          Except as described in this Section 4.3, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. From the Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends paid thereon or revenues, earning or financial performance or any other attribute of the Company, other than pursuant to the Company Options, Company RSUs, Director Stock Units and Company PSUs, Company Restricted Shares and purchase rights granted pursuant to the Company ESPP that were outstanding as of the Capitalization Date or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any shares of its capital stock.

(c)          As of the date of this Agreement, (i) there is no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness (A) recorded in the Most Recent Balance Sheet or (B) incurred in the ordinary course of business after the date of the Most Recent Balance Sheet but not exceeding $1,000,000 in the aggregate and (ii) the Company has no declared but unpaid dividends.

Section 4.4           Authority; Validity and Effect of Agreements.

(a)          The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate powers and, except for the approval of this Agreement by the Company Stockholders, have been duly and validly authorized by all requisite corporate action on behalf of the Company. The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a single class, is the only vote of the holders of any of the Company’s capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby, including the consummation of the Merger (the “Company Required Vote”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)           The Company Board has received the opinion of its financial advisor, J.P. Morgan Securities LLC (the “Company Financial Advisor”), dated the date of this Agreement (the “Fairness Opinion”), to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be paid to the holders of Shares pursuant to this Agreement is, as of the date of such opinion, fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Parent promptly after the date of this Agreement for informational purposes only.

(c)          In resolutions adopted on or prior to the date hereof, the Company Board has unanimously (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereunder, including the Merger, (iii) resolved, subject to Section 7.6, to recommend adoption of this Agreement to the holders of Company Common Stock and (iv) directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

Section 4.5           No Conflict; Required Filings and Consents.

(a)          The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the Company Charter or Company By-Laws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and other obligations described in Section 4.5(b) have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to any of the terms, conditions or provisions of, any Contract of the Company or its Subsidiaries, or (iii) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches or defaults, the triggering of payments or the creation of Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Entity, except (i) the filing with the SEC of a Proxy Statement and such other reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated thereby; (ii) compliance with and filings under the HSR Act and any Antitrust Laws of any other applicable jurisdiction; (iii) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”); (iv) the filing of the Certificate of Merger pursuant to the DGCL; (v) any registration, filing or notification required pursuant to federal and state securities Laws; (vi) as set forth in Section 4.5(b) of the Company Disclosure Letter, and (vii) such other consents, approvals, authorizations, registrations, filings or notifications (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the transactions contemplated by this Agreement or (B) the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6           Permits; Compliance with Laws.

(a)          The Company and each of its Subsidiaries are in possession of all Permits required to be held by them in order to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted, and, to the Knowledge of the Company, all such Permits are valid and in full force and effect, except for any failure to maintain or possess any such Permit, and except for any suspension or cancellation of any such Permit, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)          To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any, and since January 1, 2010, the Company and its Subsidiaries have been in compliance with all, Laws applicable to the Company or any of its Subsidiaries, except for any such violation or non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          Neither the Company nor, to the Knowledge of the Company, any of its Subsidiaries or their respective employees and representatives have given, loaned, paid, promised, offered or authorized the payments, directly or indirectly through a third party, of anything of value to any “foreign official,” as defined in the FCPA, to persuade that official to help the Company, or any other person, obtain or keep business or to secure some other improper advantage.  The Company and its Subsidiaries make and keep books, records and accounts that accurately and fairly reflect material transactions and the distribution of the Company’s and the Subsidiaries’ material assets in all material respects in accordance with the FCPA.  The Company and its Subsidiaries are in the process of implementing disclosure controls and procedures, including an internal accounting controls system, that are designed to provide reasonable assurances that violations of the FCPA and any similar law will be prevented, detected and deterred.

Section 4.7           SEC Filings; Financial Statements.

(a)          The Company has filed all Company SEC Reports required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2010. The Company SEC Reports filed since January 1, 2010, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any such Company SEC Report amended or superseded by a filing prior to the date of this Agreement, on the date of such amending or superseding filing), (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in each case as in effect as of the respective time of filing of such Company SEC Report, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, as of the date of this Agreement, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC investigation. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. There has been no material correspondence between the SEC and the Company between January 1, 2010 and the date of this Agreement that is not available on the SEC’s Electronic Data Gathering Analysis and Retrieval database.

(b)          Since January 1, 2010, the Company and, to the Knowledge of the Company, each of its directors and officers has been and is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c)          The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports filed during the period from January 1, 2010 through the date of this Agreement were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Section 4.8           Absence of Certain Changes or Events. From January 1, 2012 until the date of this Agreement, (a) except for the execution of this Agreement and the discussions, negotiations and transactions related thereto, the Company has conducted its business in all material respects in the ordinary course and (b) there has not been an event, occurrence, effect or circumstance that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.9           Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability required by GAAP, as in effect on the date of this Agreement and consistently applied by the Company, to be reflected on a consolidated balance sheet of the Company, except for liabilities (a) reflected on or reserved against in the Most Recent Balance Sheet (or the notes thereto), (b) incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, (c) incurred in connection with transactions permitted or contemplated by this Agreement, (d) that relate to Taxes (which are covered by Section 4.15 hereof), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10         Litigation; Orders. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries as to which written notice has been provided to the Company or such Subsidiary, and none of the Company, or any of its Subsidiaries or any of their respective assets or properties is subject to any material Order.

Section 4.11         Employee Benefit Plans.

(a)          Section 4.11(a) of the Company Disclosure Letter lists all Company Benefit Plans in effect as of the date hereof. The Company has made available to Parent copies, which are correct and complete in all material respects, of the following, to the extent applicable: (i) the Company Benefit Plans in effect as of the date hereof, (ii) the annual reports (Form 5500) filed with respect to each Company Benefit Plan with the IRS for the last year, (iii) the most recently received IRS determination or opinion letter, if any, relating to the Company Benefit Plans and (iv) the most recent summary plan description required by ERISA for such Company Benefit Plans, and all summaries of material modifications thereto.

(b)          Each Company Benefit Plan has been operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code is subject to a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS. To the Knowledge of the Company, no circumstances exist that are likely to result in the loss of qualification of such Company Benefit Plan under Section 401(a) of the Code.

(c)          No Company Benefit Plan, either individually or collectively, provides for any payment by the Company or any of its Subsidiaries that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) after giving effect to the transactions contemplated by this Agreement.

(d)          Neither the Company nor any ERISA Affiliate contributes to or is required to contribute to, or has any material liability with respect to, any Company Benefit Plan (or United States-based pension plan in the case of an ERISA Affiliate) that is subject to Section 302 or Title IV of ERISA or Section 412 or 4971 of the Code (including a “multiemployer plan” as defined in Section 3(37) of ERISA).  Neither the Company nor any of its Subsidiaries has any obligations for retiree or post-employment health or life insurance benefits under any Company Benefit Plan or collective bargaining agreement, except as required by applicable Law.

(e)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan that is maintained for the benefit of Employees outside the United States (a “Foreign Plan”), the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the benefits determined on any ongoing basis (actual or contingent) with respect to all current and former participants under such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and none of the transactions contemplated by this Agreement shall cause such assets or insurance obligations or book reserves to be less than such benefit obligations. No Foreign Plan is a defined benefit pension plan.

Section 4.12         Labor.

(a)          The Company and its Subsidiaries have complied in all material respects will all applicable Laws relating to labor and employment matters, except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          There is no collective bargaining or other labor union agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and, to the Knowledge of the Company, no such agreement is being negotiated. Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed a material unfair labor practice. There are not pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, have there been in the past three years, threatened labor union organizing activities, employee strikes, work stoppages, slowdowns or lockouts involving the Company or any of its Subsidiaries.

Section 4.13         Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholder Meeting (as amended, supplemented or modified from time to time, the “Proxy Statement”), as required, will, at the time the Proxy Statement is first mailed to the Company’s Securityholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 4.14         Intellectual Property. Either the Company or one of its Subsidiaries owns, licenses, sublicenses or otherwise possesses legally enforceable rights to enforce, protect or use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), except for any failure so to own, license or possess such rights as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (a) there is no pending or, to the Knowledge of the Company, threatened claim by any person alleging infringement of any material Intellectual Property rights of any person by the Company or any of its Subsidiaries for their use of the Company Intellectual Property, (b) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement of any Company Intellectual Property, (c) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person, and (d) the Company and its Subsidiaries take and have, to the extent applicable, taken commercially reasonable actions to maintain and preserve Company Intellectual Property.

Section 4.15         Taxes.

(a)          As of the date hereof (i) the Company and its Subsidiaries have (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all income and other material Tax Returns required to be filed by each of them, and such Tax Returns were true, correct and complete in all material respects when filed; (B) paid in full all income and other material Taxes (including withholding Taxes) due and payable (whether or not shown on any Tax Return) by or with respect to the Company or any of its Subsidiaries, except any Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Most Recent Balance Sheet (as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns); and (C) not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency; (ii) no material deficiencies, proceedings, audits, examinations or claims with respect to any Taxes of the Company or any of its Subsidiaries have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries, that have not since been resolved; and (iii) there exists no Lien for Taxes upon the assets of either the Company or its Subsidiaries, except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings.

(b)          Neither the Company, nor to the Knowledge of the Company, any of its Subsidiaries, is, or since January 1, 2005, has been, a member of an affiliated or consolidated group (other than a group the common parent of which is the Company) filing a consolidated Tax Return, or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, or by Contract (including any obligation providing for the allocation or sharing of Taxes with any Person or otherwise, but excluding customary Tax indemnifications contained in any Contract the primary purpose of which does not relate to Taxes).

(c)          Neither the Company nor any of its Subsidiaries, nor any predecessors of the Company or any of its Subsidiaries, has distributed stock of another Person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (or any similar provision of state, local or foreign Law).

(d)          Neither the Company nor any of its Subsidiaries has entered into any “listed” transaction within the meaning of Treasury Regulation Section 1.6011-4.

(e)          No material unresolved written claim has been received by the Company or any of its Subsidiaries from any Tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or its Subsidiary, as applicable, is or may be subject to taxation in that jurisdiction (and to the Knowledge of the Company, there are no such material claims asserted or proposed (written or otherwise)).

Section 4.16         Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i)  to the Knowledge of the Company, each of the Company and the Company Subsidiaries is in compliance with all applicable Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is in compliance with all Consents required under applicable Environmental Laws for it to conduct its business as presently conducted; (iii) since January 1, 2011, none of the Company or the Company Subsidiaries has received any written notice alleging that the Company or any Company Subsidiary is in violation of any applicable Environmental Law; and (iv) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened since January 1, 2011 against the Company or any Company Subsidiary under or pursuant to any applicable Environmental Law. This Section 4.16 contains the sole and exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.17         Material Contracts. Each (a) Contract that would be required to be filed as of the date of this Agreement by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (b) license agreement, settlement agreement or finished dosage supply agreement relating to the Top Pipeline Products, (c) any Contract relating to a settlement that is with a Governmental Entity, and (d) any indemnification agreement between any Indemnified Party and the Company or any of the Company’s Subsidiaries (each such Contract, excluding this Agreement and the Company Benefit Plans, a “Material Contract”) has been filed as of the date of this Agreement by the Company with the Company SEC Reports or is listed or described in Section 4.17 of the Company Disclosure Letter, and (i) each Material Contract is valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect with respect to the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto; (ii) neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under, any Material Contract, and (iii) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice of termination, cancellation or default under any Material Contract.

Section 4.18         Title to Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or a valid leasehold interest in, all of the material personal property that is reflected on the balance sheet as of the date of the Most Recent Balance Sheet or that has been acquired or leased since the date of the Most Recent Balance Sheet, free and clear of all Liens on such personal property other than Permitted Liens, except for assets disposed of, accounts receivable collected, prepaid expenses realized and Contracts fully performed, expired or terminated in the ordinary course of business since the Reporting Date.

Section 4.19         Real Property.

(a)          Section 4.19(a) of the Company Disclosure Letter sets forth all real property owned in fee simple by the Company or the Company’s Subsidiaries on the date of this Agreement, together with all buildings, structures and facilities thereon (collectively, the “Real Estate”). The Company or its Subsidiaries, as the case may be, have good fee simple title to the Real Estate, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has granted any purchase option or right of first refusal with respect to a sale of any of the Real Estate.

(b)          Section 4.19(b) of the Company Disclosure Letter sets forth each material lease, sublease or license pursuant to which the Company or any of its Subsidiaries occupies real property on the date of this Agreement (other than the Real Estate) (each, a “Lease” and the real property covered by each such lease, a “Leased Facility”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Lease is valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect with respect to the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto; (ii) neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under, any Lease, (iii)  neither the Company nor any of its Subsidiaries has received any written notice of default under any Lease and (iv) the Company and its Subsidiaries have a valid leasehold interest in all of the Leased Facilities free and clear of all Liens other than Permitted Liens.

Section 4.20         Anti-Takeover Provisions.

(a)          The Company has amended, and the Company and the Company Board (by unanimous action of the Company Board) have taken all necessary action to amend, the Rights Plan, effective as of the execution of this Agreement, in accordance with its terms (i) to render the Rights Plan inapplicable to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (including any actions necessary for such transactions to satisfy the requirements of a “Permitted Transaction” as defined in the Rights Plan) and (ii) so that the Rights Plan will terminate and the Company Rights will expire immediately prior to the Effective Time, without the payment of any money or other consideration.

(b)          The Company Board has taken all necessary action so that any takeover, anti−takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company (each, a “Takeover Statute”) does not, and will not, apply to the Merger, this Agreement or the transactions contemplated hereby.

Section 4.21         Broker’s Fees. Except for the Company’s engagement of J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 4.22         Regulatory Compliance.

(a)          To the Knowledge of the Company, neither the FDA, DEA, nor any other comparable Governmental Entity is considering limiting, suspending, or revoking any Regulatory Approval, except for any such limitation, suspension or revocation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries, and to the Knowledge of the Company, each third party that is a manufacturer or contractor for the Company or its Subsidiaries is and has been in compliance with and fulfilled its obligation under each Regulatory Approval, as applicable, and no event has occurred or, to the Knowledge of the Company, condition or state of facts exists that would constitute a breach or default or would cause revocation or termination of any such Regulatory Approval.

(b)          Since January 1, 2010 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any Form FDA-483, notice of adverse finding, FDA warning letters, notice of violation or “untitled letters,” or any other notice from FDA, DEA, or any comparable Governmental Entity alleging or asserting noncompliance with any applicable Law or Regulatory Approval.  Neither the Company nor its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, FDA or DEA inspection, warning letter, notice of violation letter, or other notice, response or commitment made to or with FDA, DEA, or any other comparable Governmental Entity.

(c)          Since January 1, 2010 through the date of this Agreement, none of the products marketed by the Company or its Subsidiaries has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause (i) the seizure, withdrawal, recall, detention, field notification, safety alert, or suspension of manufacturing relating to any such product; or (ii) a termination, seizure or suspension of marketing of any such product. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no proceeding in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention or seizure of any product marketed by the product is pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries.

Section 4.23         No Other Representations or Warranties.

(a)          Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, their respective assets, liabilities, properties, business, operations, condition (financial or otherwise) or prospects of any of them, or with respect to any other information provided by or on behalf of the Company or any of its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b)          In particular, and without limiting the foregoing, each of Parent and Merger Sub acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries, or the future business, operations or affairs of the Company or any of its Subsidiaries, delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates prior to, on or after the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1           Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub (i) is duly qualified or licensed to do business as a foreign corporation under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, and (ii) has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to be so qualified or licensed or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub has previously provided or made available to the Company complete and correct copies of its certificate of incorporation, by-laws or similar organizational documents, each as amended to the date hereof.

Section 5.2           Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by the Agreement. All the issued and outstanding shares of capital stock of Merger Sub are, and as of the Closing Date will be, owned of record and beneficially by Parent.

Section 5.3           Authority; Validity and Effect of Agreements. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate action on behalf of each of Parent and Merger Sub. No other corporate proceedings on the part of either of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws or by general equity principles. Parent has adopted this Agreement on behalf of Merger Sub and authorized and approved the consummation by Merger Sub of the transactions contemplated hereby.

Section 5.4           No Conflict; Required Filings and Consents.

(a)          The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.4(b) have been obtained and all filings and other obligations described in Section 5.4(b) have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to any of the terms, conditions or provisions of, any Contract to which Parent or Merger Sub is a party, or (iii) result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches or defaults, the triggering of payments or the creation of Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance by each of Parent and Merger Sub of their respective obligations hereunder will not, require any consent, approval, order, action by or in respect of, authorization or permit of, or filing or registration with, or declaration or notification to, any Governmental Entity, except (i) for (A) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the pre-merger notification requirements of the HSR Act and filings required under any Antitrust Laws of any other applicable jurisdiction, (C) the filing of the Certificate of Merger pursuant to the DGCL, and (D) any registration, filing or notification required pursuant to federal and state securities Laws, or (ii) where the failure to obtain such consents, approvals, orders, authorizations, actions, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5           Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented, at the time such document is first published or mailed to the Company’s stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6           Litigation. As of the date of this Agreement, (a) there is no Legal Proceeding pending or, to the Knowledge of the Parent, threatened against Parent or any of its Subsidiaries as to which written notice has been provided to Parent or any of its Subsidiaries, and (b) neither Parent nor any of its Subsidiaries is subject to any Order, in either case that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7           Financial Capability. Parent has provided to the Company a true and complete copy of (a) the commitment letter, dated as of July 14, 2012 (the “Debt Financing Commitment”), from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC (collectively, the “Lenders” and together with their affiliates and their respective officers, employees, directors, partners, controlling parties, advisors, agents and representatives, the “Financing Sources”), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth in the Debt Financing Commitment, to lend the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement, related fees and expenses to be incurred by Parent and Merger Sub in connection therewith and for the other purposes set forth therein (the “Debt Financing”) and (b) the equity commitment letter, dated as of July 14, 2012, from Sponsor (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Person investing thereunder has committed, subject to the terms and conditions set forth therein, to invest the amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto.  As of the date of this Agreement, none of the Financing Commitments has been amended or modified since copies thereof were delivered to the Company. As of the date of this Agreement, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. There are no side letters or other agreements, arrangements, contracts or understandings (except for customary fee letters and engagement letters; true and complete copies of any such fee letters that include “market flex” or other provisions affecting the terms or conditions of the Debt Financing have been provided to the Company, with only the fee amounts and certain other terms (none of which would reduce the aggregate amount or affect the conditionality of the Debt Financing) redacted) relating to the Financing to which Parent, Merger Sub or any of their respective Subsidiaries are a party other than as expressly set forth in the Financing Commitments. Parent has fully paid any and all commitment and other fees in connection with the Financing Commitments that are due as of the date of this Agreement. Except as otherwise set forth in or contemplated by the Financing Commitments and except for the payment of customary fees, there are no conditions precedent related to the funding of the full amount of the Financing. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Parent, Merger Sub, or, to the Knowledge of Parent, any of the other parties to the Financing Commitments under any of the Financing Commitments. Subject to the satisfaction of the conditions contained in Section 8.1 and Section 8.2 hereof and the commencement and completion of the Marketing Period, as of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent and Merger Sub on the Closing Date.  Assuming (i) the satisfaction of the conditions in Section 8.1 and Section 8.2 hereof and (ii) the Financing is funded in accordance with its conditions, upon funding of the Financing Commitments, Parent and Merger Sub will have on the Closing Date, together with Company cash, funds sufficient to pay the Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including all related fees and expenses.

Section 5.8           Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantee of Sponsor, dated as of the date of this Agreement, in favor of the Company in respect of certain obligations of Parent and Merger Sub under this Agreement, up to the aggregate amount set forth therein (the “Guarantee”). The Guarantee is in full force and effect and is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms. There is no default under the Guarantee by Sponsor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by Sponsor.

Section 5.9           No Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent, Merger Sub, nor any of their respective Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 5.10         WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the employees of the Company and the Company’s Subsidiaries after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 5.11         Certain Contracts. Parent has disclosed to the Company all Contracts (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub or any Affiliate of Parent, on the one hand, and any member of the Company Board or management of the Company or any Person that beneficially owns five percent (5%) or more of outstanding shares of Company Common Stock, on the other hand.

Section 5.12         Broker’s Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 5.13         Solvency. As of the Effective Time, assuming (a) that the representations and warranties set forth in Article IV are true and correct, (b) the satisfaction of the conditions in Sections 8.1 and 8.2, and (c) any estimates, projections, or forecasts of the Company and its Subsidiaries, in each case as supplemented by information provided to Parent or Merger Sub prior to the date hereof, have been prepared in good faith based upon assumptions that were and continue to be reasonable, after giving effect to the transactions contemplated by this Agreement (including the Financing, as may be amended or replaced pursuant to Section 7.10 hereof) and the payment of the Merger Consideration, the Surviving Company and its subsidiaries, taken as a whole, will be Solvent.

Section 5.14         No Additional Representations.

(a)          Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business and assets of the Company and the Company’s Subsidiaries.

(b)          Each of Parent and Merger Sub acknowledges that: (i) neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and Merger Sub and each of their respective Representatives except as expressly set forth in Article IV; and (ii) subject to Section 9.2, none of the Company, its Affiliates, or their respective Subsidiaries, stockholders, controlling persons, Representatives nor any other person, shall be subject to any liability or responsibility whatsoever to Parent or Merger Sub or any of their respective Affiliates or any of their respective Subsidiaries, stockholders, controlling persons, Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) resulting from or based upon the Company’s making available to Parent and Merger Sub any information or Parent’s use of any such information. The term “information” as used in this Section 5.14(b) includes any information, documents or material made available to the Parent, Merger Sub and their respective Representatives, including in any management presentations (formal or informal) and including any statement, document or agreement delivered pursuant to this Agreement, any financial statements and any projections, forecasts, estimates or other forward-looking information (including in any information or descriptive memorandum, supplemental information or other materials or information with respect to any of the foregoing) provided or otherwise made available to Parent or Merger Sub or any of their respective Affiliates, stockholders, controlling persons or Representatives in any form.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1           Interim Operations.

(a)          Except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required to comply with applicable Law or any Order or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, it being agreed by Parent that its consent shall be deemed to have been given if Parent does not object in writing to a written request for such consent within five Business Days after such request for consent is delivered by the Company), during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Section 9.1, the Company shall, and shall cause each of its Subsidiaries to, conduct its respective business in all material respects in the ordinary course consistent with past practice and that it shall use its commercially reasonable efforts to maintain its current relationship with its suppliers, manufacturers, distributors, customers, business associates, executives and other key employees and Governmental Entities.

(b)          Except (i) as set forth in Section 6.1(b) of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required to comply with applicable Law or any Order, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned, it being agreed by Parent that its consent shall be deemed to have been given if Parent does not object in writing to a written request for such consent within five Business Days after such request for consent is delivered by the Company), during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Section 9.1, the Company shall not, and shall not permit any of its Subsidiaries to:

(i)          (A) adjust, split, combine, or reclassify its capital stock or the capital stock of any of its Subsidiaries; (B) declare, authorize or pay any dividend or make any other distribution in respect of the shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for any dividend or other distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company); (C) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for the acquisition of Company Common Stock (1) tendered by employees or former employees in connection with a cashless exercise of Company Options or in order to pay taxes with respect to equity-based awards, or for the Company to satisfy withholding obligations in respect of such taxes, in connection with Company Options or other equity-based awards) or (2) in connection with the forfeiture of equity-based awards granted pursuant to the Company Equity Plans); or (D) except for transactions solely between the Company and its Subsidiaries, or between Subsidiaries of the Company, issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock units, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries (except for issuances (1) of shares of Company Common Stock upon the exercise or settlement of Company Options, options under the Company ESPP or other equity-based awards, in each case, that are outstanding as of the date hereof; (2) pursuant to the Rights Plan, (3) required to be made by virtue of the consummation of the Merger; or (4) required to be made pursuant to this Agreement);

(ii)         sell, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (other than a Permitted Lien) any of its material assets or material properties (other than to a wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any material Indebtedness or claim, or restructure, reorganize or completely or partially liquidate, in each case, except (A) in the ordinary course of business consistent with past practice (which for the avoidance of doubt and without limitation of the foregoing shall be deemed to include the sale or other disposition of supply, inventory or trading stock in the ordinary course of business), (B) dispositions of obsolete or worthless assets, (C) sales of receivables and other assets in the ordinary course of business consistent with past practice, (D) sales of immaterial assets for a purchase price of $10,000,000 or less in any single case or $25,000,000 in the aggregate; and (E) leases and subleases of real property owned by the Company or any Company Subsidiary and leases of real property under which the Company or any Company Subsidiary is a tenant or a subtenant and voluntary terminations or surrenders of such leases;

(iii)        make any acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital, or make any material purchases of any property or assets (including material Intellectual Property) in or from any other Person other than a wholly owned Subsidiary of the Company, or make any loan to any Person, except (A) as expressly required by the terms of any Contract in force on the date of this Agreement, (B) as otherwise permitted by this Section 6.1(b); (C) for portfolio acquisitions or Intellectual Property licensing in the ordinary course of business consistent with past practice; (D) for foreclosures or acquisitions of control in a fiduciary, agent or similar capacity or in satisfaction of debts previously contracted in good faith or pursuant to written contracts or agreements entered into prior to the date hereof; and (E) other acquisitions in the ordinary course of business consistent with past practice and, in any case, involving consideration in an aggregate amount not in excess of $25,000,000;

(iv)        enter into, renew, extend, amend, waive any material rights under or terminate any Contract that is or would constitute a Material Contract, in each case other than in the ordinary course of business;

(v)         other than as required by any Contract in effect on the date hereof (including, without limitation, this Agreement and the Company Benefit Plans) or applicable Law, (A) increase, or commit to increase, the salary, wages, benefits, bonuses or other compensation or severance payable to any of its current or former directors, officers or other employees, other than salary or wage increases made in the ordinary course of business, consistent with past practice, to employees who receive annual compensation of less than $250,000, (B) amend, establish, enter into or terminate any Company Benefit Plan (or arrangement that would be a Company Benefit Plan if in existence on the date hereof) or collective bargaining or similar agreement other than amendments to the Company health and welfare plans that are not material, (C) accelerate the vesting of any stock options or other stock-based compensation or (D) hire any director or employee with annual base compensation of $200,000 or more;

(vi)        amend the Company Charter or Company By-Laws or amend in any material respect the certificate of organization, by-laws or any other organizational documents of any Company Subsidiary;

(vii)       incur any Indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, except, in each case, (A) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any Company Subsidiary, (B) letters of credit issued in the ordinary course of business, (C) Indebtedness incurred through the revolving credit facility under the Credit Agreement (including in respect of letters of credit), (D) Indebtedness having an aggregate principal amount outstanding that is not in excess of $5,000,000 and (E) in the ordinary course of business consistent with past practice, provided that, in the case of clauses (D) and (E), such Indebtedness shall be prepayable without any premium, penalty or similar cost;

(viii)      except in the ordinary course of business, make or change any material Tax election, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, file any material amendment to an income or other material Tax Return, or waive any statute of limitations in respect of Taxes except as required by Law;

(ix)         make any material changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization;

(x)          enter into, renew or amend in any material respect any transaction, Contract, arrangement or understanding between the Company or any Subsidiaries, on the one hand, and any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act;

(xi)         make or authorize capital expenditures except (A) as budgeted in the Company’s current plan approved by the Company Board that was made available to Parent prior to the date hereof, (B) in the ordinary course of business consistent with past practice or (C) otherwise in an amount not to exceed $3 million; or

(xii)        agree to, or make any commitment to, take any of the actions prohibited by this Section 6.1(b).

Section 6.2           No Fundamental Parent Changes. Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub shall, without the prior written consent of the Company, (a) knowingly take any action that may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or Section 8.3 to not be satisfied, (b) knowingly take any action, or fail to take any action required to be taken by Parent or Merger Sub pursuant to this Agreement, in either case the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.2; provided, that Parent and Merger Sub shall in no event be required to consummate the Merger prior to the end of the Marketing Period.

Section 6.3           No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of the Company’s Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.1           Proxy Statement; Company Stockholder Meeting.

(a)          Subject to Section 7.6, the Company shall, as soon as reasonably practicable after the execution of this Agreement, prepare and file with the SEC the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC), or any request from the SEC (or the staff of the SEC) for amendments or supplements, to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)          Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider such comments reasonably proposed by Parent.

(c)          The Company shall cause the Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement; provided, however, that the Company shall not be required to (but may determine in its sole discretion to) mail the Proxy Statement prior to the No-Shop Period Start Date. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, that, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(d)          The Company shall, as promptly as reasonably practicable after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments to the Proxy Statement, cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held for the purpose of obtaining the Company Required Vote; provided, however, that the Company shall not be required to call a Company Stockholder Meeting before the No-Shop Period Start Date. The Company Board shall, subject to Section 7.6, recommend approval and adoption of this Agreement by the Company Stockholders (the “Company Recommendation”) and shall include such recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, (A) if, by 11:59 p.m. on the date that is ten Business Days prior to the then currently scheduled date of the Company Stockholder Meeting, Parent has failed to confirm in writing to the Company, if the Company has, two Business Days prior thereto, made a written request for such confirmation, that the Marketing Period has commenced, the Company may postpone the Company Stockholder Meeting; (B) if, upon the written request of the Company delivered at least three Business Days prior to the then currently scheduled date of the Company Stockholder Meeting, Parent has failed to confirm in writing that, based on the information available to Parent at such time, Parent believes in good faith that the Financing will be consummated in accordance with its terms and the Closing will occur no later than five Business Days following the Company Stockholder Meeting, the Company may adjourn or postpone the Company Stockholder Meeting, (C) the Company may adjourn or postpone the Company Stockholder Meeting (i) as necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting or (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Stockholder Meeting and (D) the Company shall, upon written request from Parent, adjourn or postpone the Company Stockholder Meeting if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient affirmative votes (in person or by proxy) to approve the consummation of the Merger. The Company shall, upon reasonable request of Parent, advise Parent on at least a daily basis as promptly as practicable on each of the seven Business Days prior to the scheduled date of the Company Stockholder Meeting as to the aggregate tally of affirmative proxies and the aggregate tally of negative proxies received from the Company Stockholders.

(e)          Notwithstanding anything in this Agreement to the contrary, Parent shall cause any Shares beneficially owned by it, Merger Sub or any other Subsidiary of Parent to be voted (including by proxy) in favor of adoption of this Agreement at the Company Stockholder Meeting.

(f)          Nothing in this Section 7.1 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 7.6 or under applicable Law.

Section 7.2           Access to Information.

(a)          Between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, upon reasonable prior notice and during normal business hours, the Company shall, and shall cause each of its Subsidiaries to, afford to the Representatives of Parent (and Representatives of Lenders) reasonable access to their respective properties, books, Contracts and records, and to the Company’s and its Subsidiaries’ Representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state lending laws and (ii) all other material information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of the Company after consultation with outside counsel, (A) violate any of its obligations to third parties with respect to confidentiality agreements, (B) jeopardize the attorney-client privilege or attorney work product immunity or (C) contravene any Law, Order, fiduciary duty, including activities that violate Antitrust Laws with respect to the Company or any of the Company Subsidiaries, or Contract (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (A) through (C) above and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). All requests for information made pursuant to this Section 7.2 shall be directed to the executive officer or other Person designated by the Company.

(b)          All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated April 25, 2012, between Parent and the Company (the “Confidentiality Agreement”).

Section 7.3           Further Actions.

(a)          Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall cooperate with each other and shall use (and cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII, to consummate the transactions contemplated by this Agreement as soon as practicable.

(b)          Without limiting the generality of the foregoing clause (a), each of Parent and the Company shall use its reasonable best efforts to (i) effect all necessary notices, reports, registrations, submissions of information, applications and other filings, and obtain as promptly as practicable all consents, authorizations, orders, approvals, clearances and permits of, or exemptions by (collectively, “Consents”), any Governmental Entity and any other Person that are required to be effected or obtained by the Company, Merger Sub or Parent, or any of their respective Subsidiaries, in connection with the Merger and the other transactions contemplated by this Agreement; (ii) prosecute all such filings and Consents with all appropriate diligence; (iii) furnish all information required to be furnished in connection with the Consents of or filings with any Governmental Entity, and promptly cooperate with and furnish information in connection with any such requirements imposed upon either of them or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby; (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; (v) facilitate obtaining any final Order or Orders approving the transactions contemplated by this Agreement consistent with this Agreement or to remove any impediment to the consummation of the transactions contemplated hereby; and (vi) defend or contest in good faith any Proceedings, whether judicial or administrative, brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Merger, in the case of each of clauses (i) through (vi), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Sections 7.3(c) and (d) below.

(c)          Without limiting any other provision of this Section 7.3, each of Parent and the Company shall (i) as promptly as practicable (but in no event later than ten Business Days after the date of this Agreement) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (ii) as promptly as practicable make all filings and deliver all notices required under all other Antitrust Laws applicable to this Agreement or the transactions contemplated hereby, (iii) thereafter make all other submissions with respect to the transactions contemplated hereby required under the HSR Act and any other Antitrust Law and supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Antitrust Law and (iv) take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain any Consents required under any other Antitrust Laws as soon as practicable after the date hereof. Any such filings shall be in substantial compliance with the requirements of the HSR Act or any other applicable Antitrust Law. Without limiting the foregoing, Parent shall promptly take all actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the transactions contemplated by this Agreement under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Entity, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person; (B) selling, divesting or otherwise conveying or holding separate particular assets or categories of assets or businesses of Parent and its Subsidiaries; (C) agreeing to sell, divest or otherwise convey or hold separate any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Effective Time; (D) permitting the Company to sell, divest or otherwise convey or hold separate any of the particular assets or categories of assets or businesses of the Company or any of its Subsidiaries prior to the Effective Time; (E) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (F) terminating any venture or other arrangement; (G) creating any relationship, contractual right or obligation of the Company or Parent or their respective Subsidiaries; or (H) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Order by, or filing appropriate applications with, the DOJ, the FTC or any other Governmental Entity in connection with any of the foregoing and, in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company) (each a “Divestiture Action”) and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Entity) in order to avoid entry of, or to have vacated or terminated, any Order that would prevent the Closing prior to the End Date. All such efforts shall be unconditional and shall not be qualified in any manner and no actions taken pursuant to this Section 7.3 shall be considered for purposes of determining whether a Material Adverse Effect has occurred with respect to the Company. If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent hereby consents to the taking of such action by the Company. Parent shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the transactions contemplated under this Agreement.  The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary. Nothing in this Agreement shall require any Party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

(d)          Subject to applicable Laws and the instructions of any Governmental Entity, Parent and the Company shall each advise the other promptly of (and shall promptly furnish the other with copies of) any notice or other communication received by such Party or any of its Affiliates from the FTC, DOJ, any state attorney general or any other Governmental Entity regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such Party proposes to make or enter into with the FTC, the DOJ, any state attorney general or any other Governmental Entity in connection with the transactions contemplated hereby, and each Party shall generally keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Neither the Company nor Parent shall permit any of its respective Representatives to participate in any meeting or telephone conversation with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Merger and the other transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or conversation. Each of Parent and the Company shall (i) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the transactions contemplated thereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (ii) furnish the other Party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the transactions contemplated thereby.

(e)          The Company shall notify Parent promptly of any effect, event, development or change between the date of this Agreement and the Effective Time that, to the Knowledge of the Company, causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied.  Parent shall notify the Company promptly of any effect, event, development or change between the date of this Agreement and the Effective Time that, to the Knowledge of Parent, causes or would reasonably be expected to cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied.  The delivery of any notice pursuant to this Section 7.3(e) shall not limit or otherwise affect the remedies available to the Party receiving such notice.

(f)          Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

Section 7.4           Employees; Employee Benefit Plans.

(a)          Parent shall, or shall cause the Surviving Company and its Subsidiaries to, give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit for all purposes, including eligibility, vesting and benefit accruals under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries as of the Closing Date; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits. Parent shall, or shall cause the Surviving Company and its Subsidiaries to use commercially reasonable efforts to, (x) waive, or cause to be waived, all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan in which such employees may be eligible to participate after the Effective Time to the same extent as such conditions, exclusions, requirements and periods were waived under a corresponding Company Benefit Plan or were not applicable to a corresponding Company Benefit Plan; and (y) provide credit under any such welfare plan for any co-payments, deductibles and similar expenditures made or incurred in the period prior to the Effective Time for the plan year in which the Effective Time occurs.

(b)          From the Effective Time until the first anniversary thereof, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide to each Continuing Employee compensation and benefit arrangements (other than equity-based awards) that are either (i) substantially similar to the compensation and benefit arrangements to which such Continuing Employee was entitled immediately prior to the Effective Time or (ii) substantially similar to the compensation and benefit arrangements to which Parent’s similarly situated employees are entitled, whichever is more favorable to such Continuing Employee. Without limiting the foregoing and the terms of any other agreement, from and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect through the first anniversary of the Effective Time or, if later, until all obligations thereunder have been satisfied in accordance with the terms of such plan, agreement or arrangement, each plan, agreement or arrangement in effect as of the date of this Agreement and set forth in Section 7.4(b) of the Company Disclosure Letter between or among the Company or any of its Subsidiaries and any of its or their current or former employees; provided that nothing herein shall prohibit, any amendment or termination of such agreements in accordance with their terms or applicable Law.

(c)          This Section 7.4 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 7.4, express or implied, is intended to confer upon any other Person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 7.4 or is intended to be, shall constitute or be construed as (i) prohibiting the Surviving Corporation or any of its Subsidiaries from amending or terminating any Company Benefit Plan, or (ii) establishing, amending or modifying any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Corporation or any respective Subsidiary thereof.

Section 7.5           Indemnification; Directors’ and Officers’ Insurance.

(a)          All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer or employee (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries (i) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for a period from the Effective Time through the date as of which a claim for indemnification (and advancement of expenses) with regard to any such act or omission becomes barred by the relevant statute of limitations. Parent shall ensure that the Surviving Company complies with and honors the foregoing obligations.

(b)          Without limiting Section 7.5(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, each of Parent and the Surviving Company shall, (i) indemnify and hold harmless each director or officer of the Company, any of the Company’s Subsidiaries or any of their respective predecessors (each a “D&O Indemnified Party”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that a D&O Indemnified Party was a director or officer of the Company or such Subsidiary or (B) acts or omissions by a D&O Indemnified Party in the D&O Indemnified Party’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any claim, suit, action, proceeding or investigation relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any D&O Indemnified Party), to the fullest extent permitted under applicable Law. In addition, from the Effective Time Parent shall, and shall cause the Surviving Company to, advance any expenses (including fees and expenses of legal counsel) of any D&O Indemnified Party under this Section 7.5 (including in connection with enforcing the indemnity and other obligations referred to in this Section 7.5) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it shall be determined that such person is not entitled to be indemnified pursuant to this Section 7.5(b).

(c)          Without limiting any of the obligations under paragraph (a) of this Section 7.5, Parent agrees that all limitations of liability existing in favor of the Indemnified Parties as provided in the Company Charter or the Company By-Laws or in the corresponding constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto that would adversely affect the rights thereunder of such Indemnified Parties for a period of six years after the Effective Time (including with respect to any claims pending at the end of such six-year period).

(d)          Prior to or at the Effective Time, the Company shall obtain prepaid (or “tail”) directors’ and officers’ liability and fiduciary liability insurance policies covering each Indemnified Party for acts or omissions occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) for the period beginning at the Effective Time and ending six years from the Effective Time and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability and fiduciary liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”). Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Company.

(e)          In the event that (i) Parent or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Company, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.5.

(f)          Notwithstanding anything herein to the contrary, if any Claim (whether arising before, at or after the Effective Time) is brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.5 shall continue in effect until the final resolution of such Claim.

Section 7.6           Solicitation.

(a)          Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and ending at 11:59 p.m. (New York City time) on August 24, 2012 (such date and time, the “No-Shop Period Start Date”), the Company, its Subsidiaries and their respective Representatives shall be entitled to directly or indirectly (i) initiate, solicit and encourage, whether publicly or otherwise, Acquisition Proposals, including by providing access to non-public information regarding the Company and its Subsidiaries pursuant to Acceptable Confidentiality Agreements; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access and that was not previously provided to Parent; and (ii) enter into, engage in and maintain discussions and negotiations with respect to Acquisition Proposals, or otherwise cooperate with, assist or participate in, or facilitate any inquiries, proposals, discussions or negotiations that might lead to Acquisition Proposals. The Company shall, within two Business Days after the No-Shop Period Start Date, notify Parent in writing of the identity of each Excluded Party (if any), provide a description of the status of any discussions with such Excluded Party and provide to Parent an unredacted copy of any written (or a written summary of the material terms of any non-written) Acquisition Proposal, including any financing commitments (including redacted fee letters) relating thereto.

(b)          Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) until the Cut-off Date or as expressly permitted by this Section 7.6, on the No-Shop Period Start Date, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any encouragement, solicitation, discussion or negotiation with any Person regarding an Acquisition Proposal that is then ongoing and shall request that any such Person promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as may relate to any Excluded Party (for so long as such Person or group is an Excluded Party) until the Cut-off Date or as expressly permitted by this Section 7.6, from the No-Shop Period Start Date until the earlier of the termination of this Agreement in accordance with Article 9 and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ respective Representatives not to, (i) initiate, solicit, facilitate or knowingly encourage the making of an Acquisition Proposal (or inquiries, proposals or offers or other efforts that may reasonably be expected to lead to an Acquisition Proposal), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or furnish to any Person any material information with respect to, an Acquisition Proposal, (iii) enter into any letter of intent, agreement or agreement in principle with respect to an Acquisition Proposal or (iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. Notwithstanding the commencement of the obligations of the Company under this Section 7.6(b) on the No-Shop Period Start Date, the parties hereto agree that the Company and its Representatives may continue to engage in the activities described in clause (ii) of Section 7.6(a) with respect to each Excluded Party (for so long as such Person or group is an Excluded Party) until 11:59 p.m. (New York City time) on September 13, 2012 (the “Cut-off Date”), including with respect to any amended or revised proposal submitted by such Excluded Party on or after the No-Shop Period Start Date. Nothwithstanding the foregoing, a Person or group shall cease to be an Excluded Party when such Person or group, as of the No-Shop Period Start Date, ceases to provide (directly or indirectly) at least 50% of the equity financing (measured by voting power and value) of such Person or group at any time following the No-Shop Period Start Date and the Company receives notice or knowledge thereof.

(c)          Notwithstanding anything contained in Section 7.6(b) or any other provision of this Agreement to the contrary, if at any time on or after the No-Shop Period Start Date and prior to obtaining the Company Required Vote, the Company or any of its Representatives receives a written Acquisition Proposal, which Acquisition Proposal was made on or after the No-Shop Period Start Date and did not result from any breach of this Section 7.6, (i) the Company and its Representatives may contact such Person or group of Persons making the Acquisition Proposal solely to clarify the terms and conditions thereof and (ii) if the Company Board or any committee thereof determines in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then after such determination, the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Acquisition Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal; provided, further, that this Section 7.6(c) shall not apply to Acquisition Proposals (or amendments or modificiations thereto) made by Excluded Parties prior to the Cut-off Date.

(d)          Following the No-Shop Period Start Date, the Company shall promptly (and in any event within 24 hours) (i) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives an Acquisition Proposal, (ii) provide Parent with an unredacted copy of any such Acquisition Prosposal made in writing to the Company, or a written summary of the material terms of such Acquistion Proposal not made in writing, the identity of the Person or group of Persons making such Acquisition Proposal, any relevant proposed transaction documents and a copy of any financing commitments (including redacted fee letters) relating thereto, (iii) keep Parent reasonably informed of any material developments, modifications, discussions and negotiations with respect to any such Acquisition Proposal and (iv) upon the request of Parent apprise Parent of the status of each such Acquisition Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits the Company from providing to Parent any of the information required to be provided to Parent under this Section 7.6 within the time periods contemplated hereby. For the avoidance of doubt, all information provided to Parent pursuant to this Section 7.6 will be subject to the terms of the Confidentiality Agreement.

(e)          Neither the Company Board nor any committee thereof shall (i) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation; (B) withhold or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation; (C) fail to include the Company Recommendation in the Proxy Statement, subject to the immediately following sentence; or (D) after the No-Shop Period Start Date (or after the Cut-off Date with respect to any Excluded Party), fail to publicly affirm the Company Recommendation in writing within three Business Days after Parent requests such affirmation with respect to an Acquisition Proposal that has been publicly announced; provided that Parent may only make such request once per Acquisition Proposal (provided, however, that Parent may also make such a request in respect of any material amendment or revision to an Acquisition Proposal that has been publicly announced) (any action described in this clause Section 7.6(e)(i) being referred to as a “Change of Recommendation,” it being understood that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change of Recommendation) or (ii) authorize or execute (or cause or allow the Company or any of its Subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 7.6(a) or Section 7.6(c)) (any such documentation, “Acquisition Proposal Documentation”) or (iii) take any actions pursuant to Section 9.1(g). Notwithstanding the foregoing, prior to obtaining the Company Required Vote, the Company Board or any committee thereof may (x) effect a Change of Recommendation; or (y) if the Company Board receives an Acquisition Proposal that it or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes a Superior Proposal, execute Acquisition Proposal Documentation with respect to such Superior Proposal if, and only if in the case of clause (x) or (y):

(A) the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel and financial advisors that failure to take such action would be inconsistent with its fiduciary duties under applicable Law;

(B) the Company has provided prior written notice to Parent and Merger Sub, at least three full Business Days in advance (and shall not take action until after 12:01 a.m. of the day following such third full Business Day), that it intends to (1) effect a Change of Recommendation or (2) cause the Company to enter into any Acquisition Proposal Documentation and terminate this Agreement, and such notice shall include the basis for the Change of Recommendation or termination;

(C) with respect to a Superior Proposal, the Company has provided the identity of the party making such Superior Proposal, along with unredacted copies of the Acquisition Proposal, the relevant proposed transaction agreements and a copy of any financing commitments (including redacted fee letters) relating thereto;

(D) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent and Merger Sub for the entirety of such three full Business Day notice period (to the extent Parent wishes to negotiate) to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement, the Financing Commitments and the Guarantee such that it would cause any such Superior Proposal to no longer constitute a Superior Proposal or would otherwise obviate the need to take action pursuant to Section 9.1(g);

(E) following the end of such notice period, the Company Board or any committee thereof shall have considered in good faith any proposed revisions to this Agreement, the Financing Commitments and the Guarantee proposed by Parent in a manner that would form a binding contract if accepted by the Company or any other potentially binding offer, and shall have determined that, as applicable, any such Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect or failure to effect a Change of Recommendation would be inconsistent with the Board’s fiduciary duties under applicable Law, and the Company shall have provided to Parent notice of its continued intent to terminate or effect a Change of Recommendation; and

(F) in the event of any material change to the terms of any such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described above and the notice and negotiation period shall have recommenced, except that the notice period shall be at least two full Business Days (rather than the three full Business Days otherwise contemplated above);

provided, that the Company has complied in all material respects with its obligations under this Section 7.6; provided, further, that any purported termination of this Agreement pursuant to Section 9.1(g) shall be void and of no force or effect, unless the Company pays Parent the Company Termination Fee in accordance with Section 9.3(a) prior to or concurrently with such termination.

(f)          Nothing in this Section 7.6 or elsewhere in this Agreement shall prevent the Company and the Company Board from (i) taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal, provided, that any disclosure permitted by this Section 7.6(f)(i) that does not contain either an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company Recommendation shall be deemed a Change of Recommendation, or (ii) making any disclosure not of the type provided in clause (i) above to the shareholders of the Company that is required by applicable Law. In addition, nothing in this Section 7.6 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 7.7           Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause dispositions of Company Equity Awards (including derivative securities with respect to such Company Equity Awards) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8           Stock Exchange De-listing. Prior to the Effective time, the Company shall cooperate with Parent and use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary proper or advisable on its part under applicable Law and the rules and policies of the NYSE to enable de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the Exchange Act as soon as practicable following the Effective Time. The Surviving Company shall use its commercially reasonable efforts to cause the Company Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.9           Parent Vote. Parent shall vote (or consent, by written action in lieu of a meeting, with respect to) all shares of common stock of Merger Sub in favor of the adoption of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby.

Section 7.10         Financing.

(a)          Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Commitments (subject to any market flex provisions applicable thereto that have been disclosed in writing to the Company), including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) negotiate definitive agreements with respect thereto on the terms and subject only to the terms and conditions contemplated by the Financing Commitments (subject to any market flex provisions applicable thereto that have been disclosed in writing to the Company) on other terms no less favorable in the aggregate to Parent and Merger Sub (as determined in the reasonable judgment of the Company) and (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments and the definitive agreements that are within their respective control. If all conditions to the Financing Commitments have been satisfied, Parent shall use its reasonable best efforts (including, other than with respect to the provider of the Equity Financing, through litigation pursued in good faith) to cause the Lenders and the Person providing the Equity Financing to fund on the Closing Date, as applicable, the Financing required to consummate the Merger, respectively.  Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required or expressly permitted under this Agreement that is a breach of, or would result in termination of, any of the Financing Commitments. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement.

(b)          Parent shall give the Company prompt notice of (i) any default or material breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or material breach) by any party under either of the Financing Commitments or the definitive agreements relating to the Financing of which Parent or Merger Sub becomes aware, (ii) any termination of either of the Financing Commitments, (iii) the receipt of any written notice or other written communication from any Person party to a Financing Commitment with respect to any (x) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (y) material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, with respect to the obligation to fund the Financing, including any condition with respect to the obligation to fund the Financing, or the amount of Financing to be funded at the Closing Date, and (iv) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing.  As soon as reasonably practicable, and in any event, within two Business Days after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing. In the event that Parent is required pursuant to this Section 7.10(b) to provide any information that is subject to attorney-client or similar privilege, Parent may withhold disclosure of such information so long as Parent gives notice to the Company of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection.

(c)          Notwithstanding anything contained in this Section 7.10 or in any other provision of this Agreement, Parent and Merger Sub shall have the right from time to time to amend, restate, replace, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources; provided, that any such amendment, restatement, replacement, supplement or other modification to or waiver of any provision of the Financing Commitments that amends the Financing and/or substitution of all or any portion of the Financing shall not, without the prior written consent of the Company, (i) with respect to the Financing Commitments, reduce (or could reasonably be expected to have the effect of reducing) the aggregate amount of the Financing (it being understood that either the Debt Financing or the Equity Financing may be reduced so long as the Equity Financing or Debt Financing is increased (including, in the case of the Debt Financing by an increase in revolver drawings on the Closing Date), no later than the date of such amendment, restatement, replacement, supplement or other modification or waiver, by a corresponding amount on substantially the same terms as provided in the applicable Debt Financing Commitment or Equity Financing Commitment), (ii) impose new or additional conditions or contingencies or otherwise expand, amend or modify any of the conditions or contingencies to the Financing (unless such conditions precedent or contingencies to the Financing would not be (1) materially adverse to Parent, Merger Sub or the Company and (2) reasonably expected to prevent or materially hinder or delay the consummation of the Merger, or materially adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments or the definitive agreements relating to the Financing) or (iii) prevent or materially impede or delay the consummation of the Merger. Parent shall promptly deliver to the Company true and complete copies of any such amendment, restatement, replacement, supplement, modification, substitution or waiver; provided that Parent and Merger Sub may replace, amend, supplement or modify the Debt Financing Commitment for the purpose of adding agents, co-agents, lenders, arrangers, joint bookrunners or other Persons that have not executed the Debt Financing Commitment as of the date hereof, in each case in accordance with the Debt Financing Commitment as of the date hereof so long as such replacement, amendment, supplement or modification is otherwise in compliance with this Section 7.10(c).

(d)          If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that would make any portion of the Debt Financing unavailable, and such portion is required to fund the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to this Agreement, Parent shall use its reasonable best efforts to arrange and obtain, and negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative financial institutions in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement upon terms and conditions no less favorable, taken as a whole, to Parent and the Company than the terms and conditions set forth in the Debt Financing Commitment, as applicable, as promptly as reasonably practicable following the occurrence of such event. Parent shall promptly deliver to the Company true and complete copies of all agreements pursuant to which any such alternate source shall have committed to provide Parent and Merger Sub with any portion of the Financing substantially concurrently with the execution thereof. Parent and Merger Sub shall keep the Company reasonably informed on a timely basis in reasonable detail of the status of its efforts to arrange the Financing and any material developments relating to the Financing, including providing to the Company all drafts and copies of definitive agreements with respect to the Debt Financing and all other material documents related to the Financing (except in the case of customary fee letters and engagement letters where fee amounts and certain other terms (none of which would reduce the aggregate amount or affect the conditionality of any such alternative financing) may be redacted); provided that fee letters or side letters which do not contain “market flex” or other provisions which affect the terms or conditions of the Debt Financing shall not be required to be provided. In the event that Parent is required pursuant to this Section 7.10(d) to provide any information that is subject to attorney-client or similar privilege, Parent may withhold disclosure of such information so long as Parent gives notice to the Company of the fact that it is withholding such information and thereafter the Company and Parent shall use their respective reasonable best efforts to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection.

(e)          If any condition or other provision of the Debt Financing Commitment is amended, modified or waived or if alternative financing is obtained for any portion of the Debt Financing, in each case, in accordance with Sections 7.10(c) and (d), then each of Parent and the Company shall comply with its covenants set forth herein with respect to the Debt Financing Commitment, as so amended, modified or waived and with respect to such alternative financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Debt Financing, as the case may be. For purposes of the Agreement (other than with respect to representations made by Parent and Merger Sub as of the date hereof), references to (x) “Debt Financing” and “Financing” shall include the financing contemplated by the Debt Commitment as permitted to be amended, modified, supplemented, restated, replaced or substituted by Sections 7.10(c) and 7.10(d), any debt securities or other financing contemplated by the Debt Commitment to be issued or incurred in lieu of the bridge facility in the Debt Commitment on the Closing Date, including any alternative financing required by Section 7.10(d), (y) “Debt Commitment” shall include any amendment, modification, restatement, supplement and replacement or substitution permitted by Section 7.10(c) and any alternative financing required by Section 7.10(d), and (z) “Lenders” and “Financing Sources” shall include lenders and other financing sources (including underwriters, placement agents and initial purchasers) providing the Debt Financing pursuant to any amendment, modification, restatement, supplement and replacement permitted by Section 7.10(c) and any alternative financing required by Section 7.10(d).

(f)          Prior to the Closing, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause the respective Representatives of the Company and its Subsidiaries to use their reasonable efforts, in each case at Parent’s sole expense, to provide all cooperation to Parent and Merger Sub as may be reasonably required in connection with the Debt Financing, including (i) furnishing Parent and Merger Sub and their Debt Financing sources (x) the financial statements and pro forma financial information referred to in paragraph 4 and 5 of Exhibit D to the Debt Financing Commitment (as in effect as of the date hereof) and (y) such other pertinent and customary financial and other information as Parent shall reasonably request (including with respect to acquired entities) in order to market, syndicate and consummate the Debt Financing (provided that the Company shall only be required to furnish pro forma financial statements for purposes of determining whether the Required Information has been provided (i) if Parent or Merger Sub has provided the Company information relating to the proposed debt and equity capitalization on or prior to August 21, 2012 and (ii) if Parent or Merger Sub has provided the Company any other information that the Company shall have reasonably requested on or before September 3, 2012; further provided that in no event shall the information required to be delivered pursuant to this clause (i) be deemed to include or shall the Company otherwise be required to provide (A) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes,” (B) risk factors specifically relating to all or any component of the Financing, (C) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X (other than financial information regarding guarantors and non-guarantors that is customary in substance and form for a Rule 144A offering of debt securities) or (D) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b)) (the information required to be delivered pursuant to this clause (i) being referred to as the “Required Information”); (ii) participating in a reasonable number of road show and investor presentations, drafting sessions, due diligence sessions and sessions with rating agencies in connection with the Financing, including direct contact between senior management and representatives of the Company and its Subsidiaries, on the one hand, and the Financing Sources, potential lenders and investors for the Financing, on the other hand; (iii) providing to Parent and Merger Sub from time to time information regarding the Company and its Subsidiaries reasonably requested by the Financing Sources and assisting with the preparation of appropriate and customary materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda, lender and investor presentations, bank information memoranda and similar documents), business projections and other marketing documents required in connection with the Financing (all such documents and materials, collectively the “Offering Documents”) and identifying any portion of any information contained in any Offering Documents that constitutes material non-public information; (iv) furnishing all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, but in each case, solely as relating to the Company and its Subsidiaries; (v) issuing customary representation letters to auditors and using reasonable best efforts to obtain (A) accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, (B) corporate, credit, facility and securities ratings from rating agencies, (C) consents, waivers, legal opinions, surveys, appraisals, environmental reports and title insurance as may be reasonably required by Parent, Merger Sub or the Financing Sources, and (D) customary evidence of authority, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Company and its Subsidiaries, customary lien searches with respect to the Company and its Subsidiaries and insurance certificates (including, to the extent the statements therein are accurate, delivery of a solvency certificate of the chief financial officer of the Company in the form contemplated by the Debt Financing Commitment (as in effect on the date hereof) provided, that failure of the chief financial officer of the Company to deliver such a solvency certificate shall not be deemed to be a breach of this Agreement by the Company so long as the Company has used its reasonable best efforts to cause the chief financial officer of the Company to deliver such certificate), in each as reasonably requested by Parent or Merger Sub; (vi) issuing customary letters to the Financing Sources authorizing the distribution of information to prospective lenders and making customary representations to the Financing Sources that such information does not contain a material misstatement or omission and, if requested, confirming that such information does not contain material non-public information with respect to the Company and its Subsidiaries or any of the Company’s or its Subsidiaries’ respective securities for purposes of foreign, United States Federal and state securities laws; (vii) using its reasonable best efforts to ensure that the Financing Sources benefit materially from the existing lending relationships of the Company and its Subsidiaries; (viii) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable; (ix) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at or prior to Closing relating to all Indebtedness to be paid off, discharged and terminated on the Closing Date; and (x) assisting in the preparation and executing and delivering one or more credit agreements, indentures, purchase agreements, pledge and security documents and other definitive financing documents as may be reasonably requested by Parent so long as such agreements, indentures and documents do not become effective prior to the Closing; provided, however, that nothing in this Agreement shall require such cooperation to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company or any of its Subsidiaries; and provided, further, that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee prior to the Effective Time, (B) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing prior to the Effective Time (other than with respect to representations made to Financing Sources in connection with the letters described in clause (vi) above) or (C) be required to incur any other liability in connection with the Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing; provided, however, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. If the Closing does not occur, Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company or its Subsidiaries in connection with such cooperation provided by the Company, its Subsidiaries or their respective Representatives pursuant to the terms of this Section 7.10(f), or in connection with compliance with its obligations under this Section 7.10(f), and Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than arising from information provided by the Company or its Subsidiaries, including financial statements), except in the event such Damages arose out of or result from the willful misconduct, gross negligence, fraud, or intentional misrepresentation of the Company, any of its Subsidiaries or any of their respective Representatives.

(g)          Parent and Merger Sub shall refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Financing Commitments or in any definitive agreement relating to the Financing. Parent and Merger Sub acknowledge and agree that, notwithstanding the Company’s obligations under Section 7.10(f), neither the obtaining of the Financing or any alternative financing, nor the completion of any issuance of securities contemplated by the Financing is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing or the completion of any such issuance, subject to the satisfaction of the conditions set forth in Section 8.1 and Section 8.2.

(h)          All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding the terms of the Confidentiality Agreement, upon notice to the Company, the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any alternative financing to be entered into pursuant to Section 7.10(d)) subject to customary confidentiality arrangements with such Persons regarding such information.

Section 7.11         Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement after the date of this Agreement, Parent, the board of directors of Parent, the Company and the Company Board shall each use its respective reasonable best efforts to grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize, to the extent possible, the effects of such statute or regulation on such transactions.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1           Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a)          Stockholder Approval. The Company Required Vote shall have been obtained.

(b)          HSR Compliance. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(c)          No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have issued an Order or enacted a Law that is in effect and prohibits, restrains or makes illegal the consummation of the Merger.

Section 8.2          Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)          Representations and Warranties. (i) Except for the representations and warranties in Sections 4.3 (Capitalization), 4.4 (Authority, Validity and Effect of Agreements), 4.20 (Anti-Takeover Provisions) and 4.21 (Broker’s Fees), the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date (except for any representations and warranties that refer to an earlier date, which shall have been true as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties in Sections 4.3 (Capitalization), 4.4 (Authority, Validity and Effect of Agreements) and 4.21 (Broker’s Fees) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date; and (iii) the representations and warranties in Section 4.20 (Anti-Takeover Provisions) shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date. Solely for the purposes of clause (ii) above, if one or more inaccuracies in the representations and warranties set forth in Section 4.3 (Capitalization) or 4.21 (Broker’s Fees) would cause damage or diminution in value to Parent or Merger Sub of $14 million or more, or would cause the aggregate amount required to be paid by Parent or Merger Sub to consummate the Merger on the Closing Date and pay all fees and expenses in connection therewith to increase by $14 million or more, such inaccuracy or inaccuracies will be considered material for purposes of clause (ii) of this Section 8.2(a).

(b)          Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any effect, development, fact, circumstance, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)          Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by a duly appointed and authorized officer certifying as to the satisfaction of the conditions set forth in Section 8.1(a), Section 8.2(a), Section 8.2(b) and Section 8.2(c).

Section 8.3           Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)          Representations and Warranties. Except for the representations and warranties in Sections 5.2 (Ownership of Merger Sub; No Prior Activities), 5.3 (Authority, Validity and Effect of Agreements), and 5.13 (Solvency), the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except for any representations and warranties that refer to an earlier date, which shall have been true as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; and the representations and warranties in Sections 5.2 (Ownership of Merger Sub; No Prior Activities), 5.3 (Authority, Validity and Effect of Agreements) and 5.13 (Solvency) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date.

(b)          Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects its respective obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly appointed and authorized officer certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).

Section 8.4           Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 8.1, 8.2 and 8.3 to be satisfied if such failure was caused by the failure of such Party to act in good faith or to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION

Section 9.1           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating Party or Parties as follows (the effective date of any such termination, the “Termination Date”):

(a)          by mutual written consent of Parent and the Company;

(b)          by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order or enacted a Law that prohibits or makes illegal the consummation of the Merger on the terms contemplated hereby; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party if such legal prohibition or the issuance of such final and non-appealable Order was primarily due to such Party’s failure to perform in all material respects any of its obligations under this Agreement;

(c)          by either Parent or the Company if the Effective Time shall not have occurred on or before December 21, 2012 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date (other than, in the case of Parent, its failure to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement solely as a result of the Lenders being unwilling or unable to provide the Debt Financing at or prior to the time the Closing was required to occur pursuant to the terms of this Agreement in circumstances under which Parent complied with its obligations under Section 7.10);

(d)          by Parent, so long as it is not then in material breach of its obligations under this Agreement, if (i) any of the representations or warranties of the Company herein is or becomes untrue or inaccurate such that the condition set forth in Section 8.2(a) becomes incapable of being satisfied, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.2(b) becomes incapable of being satisfied; provided that, in the case of clauses (i) or (ii) above, as applicable, (x) such breach cannot be cured by the Company by the day prior to the End Date or (y) if capable of being cured, shall not have commenced to have been cured (1) within 15 calendar days following receipt of written notice from Parent of such breach or (2) any shorter period of time that remains between the date Parent provides written notice of such breach and the day prior to End Date;

(e)          by the Company, so long as it is not then in material breach of its obligations under this Agreement, if (i) any of the representations or warranties of either of Parent or Merger Sub herein is or becomes untrue or inaccurate such that the condition set forth in Section 8.3(a) becomes incapable of being satisfied, or (ii) there has been a breach on the part of either of Parent or Merger Sub of any of its covenants or agreements herein, not including the covenants and agreements set forth in Section 7.10, such that the condition set forth in Section 8.3(b) becomes incapable of being satisfied; provided that, in the case of clauses (i) or (ii) above, as applicable, (x) such breach cannot be cured by Parent or Merger Sub by the day prior to the End Date or (y) if capable of being cured, shall not have commenced to have been cured (1) within 15 calendar days following receipt of written notice from the Company of such breach or (2) any shorter period of time that remains between the date the Company provides written notice of such breach and the day prior to the End Date;

(f)          by Parent if the Company Board shall have (i) effected a Change of Recommendation or (ii) entered into any Acquisition Proposal Documentation;

(g)          by the Company, prior to the receipt of the Company Required Vote, if the Company Board shall have (i) effected a Change of Recommendation or (ii) entered into any Acquisition Proposal Documentation; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.1(g) unless (x) the Company has complied with the requirements of Section 7.6 that the Company is required to satisfy before taking action pursuant to this Section 9.1(g) and (y) prior to or concurrent with such termination the Company pays the fee due under Section 9.3;

(h)          by the Company if (i) the Marketing Period has ended and the conditions set forth in Sections 8.1 and 8.2 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement, (ii) the Company has irrevocably confirmed by notice to Parent after the end of the Marketing Period that all conditions set forth in Section 8.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or that it is willing to waive any unsatisfied conditions in Section 8.3 and (iii) the Merger shall not have been consummated on the Business Day following the delivery of such notice; provided, that notwithstanding anything in Section 9.1(c) to the contrary, no Party shall be permitted to terminate this Agreement pursuant to Section 9.1(c) prior to the end of the Business Day following delivery of the notice referred to in clause (ii) above; or

(i)           by Parent or the Company if the Merger is not adopted by the Company Stockholders by the Company Required Vote at the Company Stockholder Meeting or at any adjournment or postponement thereof.

Section 9.2           Effect of Termination. Subject to Section 9.3, in the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the Representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) except as otherwise provided herein and subject to Section 10.9(b) (including the limitation on liability set forth therein), no such termination shall relieve any Party of any liability for damages to another Party resulting from a knowing or intentional breach of this Agreement or fraud and (ii) the Confidentiality Agreement, the Guarantee, the expense reimbursement and indemnification provisions of Section 7.10(f), the provisions of Section 7.2(b), this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement.

Section 9.3           Termination Fees.

(a)          If this Agreement is terminated:

(i)          pursuant to Section 9.1(f) or Section 9.1(g); or

(ii)         (A) by Parent or the Company pursuant to Section 9.1(c), provided that the Company Stockholder Meeting shall not have occurred prior to the End Date, (B) by Parent or the Company pursuant to Section 9.1(i), provided that, in the case of termination pursuant to Section 9.1(i) at the time of the stockholder vote, the Financing Commitments shall not have been terminated, withdrawn or rescinded without being replaced by alternative financing commitments sufficient to consummate the transactions contemplated by this Agreement, or (C) by Parent pursuant to Section 9.1(d)(i) or (ii) and, in each case, (1) after the date hereof and prior to the Termination Date, any Third Party shall have publicly made a bona fide Acquisition Proposal; (2) within twelve months after the Termination Date, the Company enters into a definitive agreement with respect to any Acquisition Proposal; and (3) the transactions contemplated in such definitive agreement are thereafter consummated (solely for purposes of this Section 9.3(a), all references in the definition of Acquisition Proposal to “25%” shall be increased to “50%”), then the Company shall pay Parent, by wire transfer of immediately available funds, the sum of $48,000,000 (the “Company Termination Fee”); provided that, if this Agreement is terminated prior to the Cut-off Date (or, in the event an Acquisition Proposal is made less than three full Business Days prior to the Cut-off Date by a Person or group that at such time is an Excluded Party, terminated promptly following the three (or two) business day period referred to in Section 7.6(e)) by (x) the Company pursuant to Section 9.1(g) in order to enter into Acquisition Proposal Documentation with a Person or group that at the time of submitting such Acquisition Proposal was an Excluded Party, or (y) by Parent pursuant to Section 9.1(f) and the event giving rise to the termination is the submission of an Acquisition Proposal by a Person or group that at the time of submitting such Acquisition Proposal was an Excluded Party, then the Company Termination Fee shall be equal to $24,000,000. The payment of the Company Termination Fee shall be made (i) in the case of payment pursuant to Section 9.3(a)(i), (A) if the Agreement has been terminated pursuant to 9.1(f), within two Business Days after the termination and (B) if the Agreement has been terminated pursuant to 9.1(g), simultaneously with such termination and (ii) in the case of termination pursuant to Section 9.3(a)(ii), two Business Days after the consummation of the Acquisition Proposal.

(b)          If this Agreement is terminated by the Company pursuant to Section 9.1(e) or Section 9.1(h), then Parent shall pay to the Company by wire transfer of immediately available funds, the sum of $119,000,000 (the “Parent Termination Fee”) as promptly as reasonably practicable (and, in any event, within two Business Days) following the date of termination of this Agreement.

(c)          In the event that: (i) the Company terminates this Agreement pursuant to Section 9.1(g) or Section 9.1(i); or (ii) Parent terminates this Agreement pursuant to Section 9.1(d), Section 9.1(f) or Section 9.1(i); then in any such event, the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two Business Days) following the delivery by Parent of an invoice therefor, all reasonably documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing; provided that the Company shall not be required to pay more than an aggregate of $7 million in fees and expenses pursuant to this Section 9.3(c).

(d)          The Company and Parent agree that the obligations contained in Section 9.3 are an integral part of the transactions contemplated by this Agreement, that without the Parties’ agreement to discharge such obligations, Parent and the Company would not have entered into this Agreement, and that each of the Company Termination Fee and the Parent Termination Fee constitutes liquidated damages incurred by the applicable Party and is not a penalty. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee due pursuant to Section 9.3, and, in order to obtain such payment, Parent or the Company commences a proceeding that results in an award against the other Party for such fee, the Company or Parent, as the case may be, shall pay to the other Party its costs and expenses (including attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE X

GENERAL PROVISIONS

Section 10.1         Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

Section 10.2         Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement that, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.3         Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies by another Party in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by another Party with any of the agreements or conditions contained herein applicable to such Party; provided, however, that, after receipt of the Company Required Vote, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the Company Stockholders hereunder without the approval of such Company Stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppels with respect to, any subsequent or other failure.

Section 10.4         Expenses.

(a)          All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise set forth in this Agreement.

(b)          All transfer, sales and use, value added, registration, documentary, stamp and similar taxes imposed in connection with this Agreement and the transactions contemplated hereby shall be borne by Parent.

Section 10.5         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the receiving Party upon actual receipt, if delivered personally; five Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or e-mail transmission prior to 5 p.m. local time of the receiving Party, or on the next Business Day if sent after 5 p.m. local time of the receiving Party (provided that, if sent by facsimile or e-mail transmission, such notice or other communication shall be followed within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, in each such case to the receiving Party at the following address (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

c/o TPG Capital, L.P.

345 California Street, Suite 3300

San Francisco, CA 94104

Attention: Ronald Cami, Esq.
Facsimile: (415) 743-1501

 E-mail: rcami@tpg.com

with a copy to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199-3600

Attention: William M. Shields, Esq.

Amanda McGrady Morrison, Esq.

Facsimile: (617) 951-7050

E-mail:  William.Shields@ropesgray.com

    Amanda.Morrison@ropesgray.com

if to the Company, to:

Par Pharmaceutical Companies, Inc.

300 Tice Blvd.

Woodcliff Lake, NJ 07677
Attention: General Counsel

   President

Facsimile: (201) 802-4000

E-mail: par.noticedept@parpharm.com

with copies to:

Orrick, Herrington & Sutcliffe LLP
51 W. 52nd St.
New York, NY 10019
Attention: R. King Milling, Jr., Esq.
Facsimile: (212) 506-5151
E-mail: kmilling@orrick.com

and

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street

San Francisco, CA 94105
Attention: Richard V. Smith, Esq.
Facsimile: (415) 773-5759
E-mail: rsmith@orrick.com

and

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:    Scott A. Barshay, Esq.

George F. Schoen, Esq.

Facsimile: 212-474-3700

E-mail: sbarshay@cravath.com

      gschoen@cravath.com

Section 10.6         Counterparts; Facsimile. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 10.7         Entire Agreement. This Agreement (together with the documents, schedules and the instruments referred to herein or delivered herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

Section 10.8         Governing Law; Venue.

(a)          This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal Law apply). Each of the Parties hereby irrevocably submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any court of the State of Delaware or the United States District Court for the District of the State of Delaware) for the purpose of any Legal Proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, brought by or against any other Party hereto, and hereby irrevocably agrees (a) that all claims in respect of any such Legal Proceeding may be heard and determined in any such court and (b) not to commence any Legal Proceeding relating to this Agreement in any other court or before any other Governmental Entity. Each Party irrevocably and unconditionally waives and agrees not to assert in any such Legal Proceeding, in each case to the fullest extent permitted by applicable Law, (i) any objection to the laying of venue of any such Legal Proceeding brought in any such court, (ii) any claim that such Party is not personally subject to the jurisdiction of any such court, or (iii) any claim that any such Legal Proceeding has been brought in an inconvenient forum (if brought in any such court). Each Party certifies and acknowledges that (A) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation under this Section 10.8, seek to enforce any of the foregoing waivers, (B) it understands and has considered the implications of such waivers and (C) it makes such waivers voluntarily. Each Party agrees that service of any process, summons, notice or document in accordance with the provisions of Section 10.5 shall be effective service of process for any Legal Proceeding brought against such Party in any such court. Notwithstanding the foregoing, each Party agrees that a final judgment in any such Legal Proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other court to whose jurisdiction such Party is or may be subject, by suit upon such judgment.

(b)          Notwithstanding the foregoing, each of the Parties hereby agrees that it will not bring or support any Legal Proceeding against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the Borough of Manhattan in the City of New York, New York, whether a state or Federal court, and that the provisions of Section 10.14 relating to the waiver of jury trial shall apply to any such Legal Proceeding. The Financing Sources are express third party beneficiaries of this Section 10.8(b).

Section 10.9         Remedies.

(a)          The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case, in accordance with Section 10.8, without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity, except as otherwise provided in Section 10.9(b). Notwithstanding the foregoing, the right of the Company to obtain an injunction, or other appropriate form of equitable relief to cause, or to cause Parent and Merger Sub to cause, the Equity Financing to be funded (but not the right of the Company to obtain an injunction, or other appropriate form of equitable relief, for any other reason) at any time shall be subject to the requirement that (i) the Marketing Period has ended and all the applicable conditions set forth in Section 8.1 and Section 8.2 would have been satisfied if the Closing were to have occurred at such time (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), (ii) the Debt Financing (or, in the case alternative financing has been obtained in accordance with Section 7.10, such alternative financing) has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Closing if the Equity Financing were to be funded at the Closing, and (iii) the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Closing to occur. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Company and Parent acknowledges and agrees that (i) each Party shall be entitled to seek to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy set forth in Sections 9.3 and 10.9(b), (ii) the provisions set forth in Sections 9.3 and 10.9(b) (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

(b)          Notwithstanding anything in this Agreement to the contrary:

(i)          other than the Company’s right to receive specific performance in accordance with this Section 10.9, the Company’s right to receive payment from Parent of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and its Subsidiaries and stockholders against Sponsor, Parent, Merger Sub, the Financing Sources and any of their respective former, current or future general or limited partners, equityholders, stockholders, controlling persons, management companies, members, managers, directors, officers, employees, agents, assignees or Affiliates and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of the foregoing (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall be obligated to the Company under the provisions of Section 7.2(b), Section 9.3(d) and for any of its expense reimbursement and indemnification obligations contained in Section 7.10(f));

(ii)         in connection with any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, in each case, other than in a circumstance in which the Company is permitted to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.3, the Company agrees that the maximum aggregate monetary liability of Parent and Merger Sub and the Financing Sources, if any, shall be limited to an amount equal to the amount of the Parent Termination Fee, and in no event shall the Company seek to recover any money damages in excess of such amount (except that Parent shall be obligated to the Company under the provisions of Section 7.2(b), Section 9.3(d) and for any of its expense reimbursement and indemnification obligations contained in Section 7.10(f)); and

(iii)        in the event the Company Termination Fee is paid to Parent (or its designees) in the circumstances in which such fee is payable pursuant to Section 9.3, payment of the Company Termination Fee shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall be obligated to Parent under the provisions of Section 7.2(b), Section 9.3(c) and Section 9.3(d)).

For the avoidance of doubt, while the Company may pursue both a grant of specific performance with regard to the Equity Financing in accordance with Section 10.9(a) and the payment of the Parent Termination Fee under Section 9.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance with regard to the Equity Financing of the type contemplated by the third sentence of Section 10.9(a) and monetary damages, including all or any portion of the Parent Termination Fee. The Parties acknowledge and agree that the fact that the Parties have agreed to this Section 10.9(b) shall not be deemed to affect any Party’s right to specific enforcement under Section 10.9(a).

Section 10.10         Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 10.11         Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be unenforceable as written, the provision shall be interpreted (and deemed modified) in such a way as to make it enforceable while preserving as closely as possible the original intent of the Parties in respect of such provision.

Section 10.12         Publicity. Subject to the provisions of Section 7.6, unless and until a Change of Recommendation has occurred in accordance with Section 7.6(e), Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may, upon the advice of outside counsel to such Party, be required by law, the rules and regulations of any applicable stock exchange (including the NYSE) or applicable fiduciary duties, in each case subject to Section 7.6.

Section 10.13         Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any Party hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Except (a) as otherwise specifically provided in Section 7.5; (b) for the right of the Company Stockholders to receive the Merger Consideration at the Effective Time; (c) for the right of the holders of Company Equity Awards to receive the Closing Equity Award Consideration at the Effective Time; (d) with respect to Section 10.8(b), Section 10.9(b) and Section 10.14, the rights of the Financing Sources; and (e) for the rights of Parent Related Parties and Company Related Parties set forth in Section 10.9(b), this Agreement (including the documents and instruments referred to herein) is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 10.14         WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT, AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT, ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

PAR PHARMACEUTICAL COMPANIES, INC.,

By:	/s/ Patrick G. LePore
Name: Patrick G. LePore
Title: Chairman and Chief Executive Officer

Sky Growth Holdings Corporation

By:	/s/ Ronald Cami
Name: Ronald Cami
Title Vice President:

Sky Growth Acquisition Corporation

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

[Signature Page to Merger Agreement]